EXHIBIT 99.2
                                                                    ------------


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE



----------------------------------------------- x
In re                                           :      Chapter 11 Case Nos.
FACTORY CARD OUTLET CORP., and                  :      99-685 (EIK)
FACTORY CARD OUTLET OF                          :      99-686 (EIK)
  AMERICA LTD.,                                 :
                                                :      (Jointly Administered)
                           Debtors.             :
----------------------------------------------- x



                       DEBTORS' JOINT DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
                 -----------------------------------------------






                                             WEIL, GOTSHAL & MANGES LLP
                                             Co-Attorneys for the Debtors
                                             767 Fifth Avenue
                                             New York, New York 10153
                                             (212) 310-8000



                                             RICHARDS, LAYTON & FINGER, P.A.
                                             Co-Attorneys for the Debtors
                                             One Rodney Square
                                             P.O. Box 551
                                             Wilmington, Delaware 19899
                                             (302) 658-6541





Dated: Wilmington, Delaware
       February 5, 2002

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
I.       INTRODUCTION...................................................................................1

         A.       HOLDERS OF CLAIMS ENTITLED TO VOTE....................................................2

         B.       VOTING PROCEDURES.....................................................................3

         C.       CONFIRMATION HEARING..................................................................4

II.      OVERVIEW OF THE PLAN...........................................................................6

III.     GENERAL INFORMATION............................................................................8

         A.       OVERVIEW OF CHAPTER 11................................................................8

         B.       DESCRIPTION AND HISTORY OF BUSINESS...................................................9

                  1.       Business.....................................................................9

                  2.       History.....................................................................10

                  3.       Significant Indebtedness....................................................11

         C.       EVENTS LEADING TO THE COMMENCEMENT OF THE  CHAPTER 11 CASES..........................12

IV.      EVENTS DURING THE CHAPTER 11 CASES............................................................15

         A.       APPOINTMENT OF THE CREDITORS' COMMITTEE..............................................15

         B.       APPOINTMENT OF AN EQUITY COMMITTEE...................................................16

         C.       STABILIZATION OF BUSINESS............................................................18

                  1.       First Day Orders............................................................18

                  2.       DIP Credit Facility.........................................................18

         D.       REAL ESTATE ISSUES...................................................................18

                  1.       Rejection of 13 Unexpired Nonresidential Real Property Leases...............19

                  2.       Store Closings..............................................................19

                  3.       Rent Reduction Agreements and Rejection Damage Stipulations.................20

                  4.       Extensions of Time to Assume or Reject Leases...............................20

         E.       REDUCTION OF PACK-AWAY MERCHANDISE...................................................20

         F.       CLAIMS PROCESS AND BAR DATE..........................................................20

                  1.       Schedules and Statements....................................................20

                  2.       Bar Date and Supplemental Bar Date..........................................21

                  3.       Omnibus Claims Objections...................................................21

                                       i


                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

         G.       MATERIAL LITIGATION..................................................................22

         H.       MARKET INFORMATION...................................................................22

         I.       DEVELOPMENT OF BUSINESS PLAN.........................................................22

         J.       THE DEBTORS' MARKETING EFFORTS AND THE NEGOTIATION OF A PLAN OF REORGANIZATION.......23

                  1.       Postpetition Marketing Efforts..............................................23

                  2.       The Plan Proposals..........................................................23

                  3.       The FCH Plan................................................................24

                  4.       Negotiations with the Creditors' Committee..................................25

V.       THE PLAN OF REORGANIZATION....................................................................26

         A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS..........................26

                  1.       Administrative Expense Claims...............................................26

                  2.       Compensation and Reimbursement Claims.......................................27

                  3.       Priority Tax Claims.........................................................28

                  4.       Class 1 - Other Priority Claims.............................................28

                  5.       Class 2 - Secured Tax Claims................................................29

                  6.       Class 3 - KeyCorp Secured Claim.............................................30

                  7.       Class 4 - Sensormatic Secured Claim.........................................30

                  8.       Class 5 - IBM Secured Claim.................................................31

                  9.       Class 6 - Other Secured Claims..............................................31

                  10.      Class 7 - Convenience Claims................................................32

                  11.      Class 8 - General Unsecured Claims..........................................32

                  12.      Class 9 - Factory Card Equity Interests.....................................34

                  13.      Class 10 - FCO Equity Interest..............................................34

         B.       SECURITIES TO BE ISSUED UNDER THE PLAN...............................................34

                  1.       New Common Stock............................................................34

                  2.       The Trade Conversion Note...................................................35

                  3.       The New Management Stock....................................................35

                  4.       The New Management Warrants.................................................35


                                       ii

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  5.       The New Employee Stock Option Plan..........................................36

                  6.       The New Equity Warrants.....................................................36

         C.       SECURED STATUS OF CERTAIN OBLIGATIONS UNDER THE PLAN.................................37

         D.       METHOD OF DISTRIBUTION UNDER THE PLAN................................................37

         E.       TIMING OF DISTRIBUTIONS UNDER THE PLAN...............................................39

                  1.       Distributions on the Effective Date.........................................39

                  2.       Distributions to Holders of General Unsecured Claims........................39

                  3.       Assignment of Claims........................................................40

         F.       TREATMENT OF TORT CLAIMS AND INSURED CLAIMS..........................................41

         G.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................41

         H.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS.............................................43

         I.       TREATMENT OF INTERCOMPANY DEBT.......................................................48

         J.       THE TRADE TERMS AGREEMENT............................................................49

         K.       PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS..........................................49

         L.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN....................................50

         M.       EFFECT OF CONFIRMATION OF THE PLAN...................................................51

         N.       DISCHARGE AND INJUNCTION.............................................................51

         O.       SUMMARY OF OTHER PROVISIONS OF THE PLAN..............................................52

                  1.       Continuation of Indemnification Obligations.................................52

                  2.       Compensation and Benefit Programs...........................................52

                  3.       Retiree Benefits............................................................53

                  4.       By-laws and Certificates of Incorporation...................................53

                  5.       Amendment or Modification of the Plan.......................................53

                  6.       Releases....................................................................54

                  7.       Cancellation and Surrender of Existing Securities and Agreements............54

                  8.       Allocation of Plan Distributions Between Principal and Interest.............55


                                      iii


                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  9.       Revocation or Withdrawal of the Plan........................................55

                  10.      Avoidance Actions...........................................................55

                  11.      Termination of Committees...................................................55

                  12.      Corporate Action............................................................55

                  13.      Effectuating Documents and Further Transactions.............................56

                  14.      Exculpation.................................................................56

                  15.      Plan Supplements............................................................56

         P.       INSIDER CLAIMS AND HOLDINGS OF FACTORY CARD EQUITY INTERESTS.........................57

VI.      CONFIRMATION AND CONSUMMATION PROCEDURE.......................................................57

         A.       SOLICITATION OF VOTES................................................................57

         B.       THE CONFIRMATION HEARING.............................................................58

         C.       CONFIRMATION.........................................................................59

                  1.       Acceptance..................................................................59

                  2.       Unfair Discrimination and Fair and Equitable Tests..........................60

                  3.       Feasibility.................................................................60

                  4.       Best Interests Test.........................................................62

         D.       CONSUMMATION.........................................................................63

         E.       WORKING CAPITAL FACILITY.............................................................63

VII.     MANAGEMENT OF THE REORGANIZED DEBTORS.........................................................64

         A.       BOARD OF DIRECTORS AND MANAGEMENT....................................................64

                  1.       Directors and Officers of the Reorganized Debtors...........................64

                           a.       Boards of Directors of Reorganized Factory Card and Reorganized FCO.64

                           b.       Officers of Reorganized Factory Card and Reorganized FCO...........64

                  2.       Identity of the Debtors' Executive Officers.................................64

                  3.       Chief Executive Officer.....................................................65

                  4.       Employment Contracts........................................................66

         B.       COMPENSATION OF THE DEBTORS' EXECUTIVE OFFICERS......................................66

                                       iv


                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  1.       Certain Limitations on Deductibility of Executive Compensation..............66

         C.       NEW MANAGEMENT STOCK.................................................................67

         D.       NEW MANAGEMENT WARRANTS..............................................................67

         E.       NEW EMPLOYEE STOCK OPTION PLAN.......................................................67

         F.       TAX TREATMENT OF EMPLOYEE OPTIONS, NEW MANAGEMENT STOCK, AND NEW MANAGEMENT WARRANTS.68

                  1.       Stock Option Plan...........................................................68

                  2.       New Management Stock........................................................69

                  3.       New Management Warrants.....................................................69

                  4.       Certain Limitations on Deductibility of Executive Compensation..............70

                  5.       Change of Control...........................................................70

         G.       MANAGEMENT SEVERANCE PLAN............................................................70

         H.       ASSOCIATE RETENTION PROGRAM SPRING 2001..............................................71

         I.       INCENTIVE BONUS PROGRAM..............................................................71

VIII.    SECURITIES LAWS MATTERS.......................................................................72

         A.       EXEMPTIONS FROM REGISTRATION REQUIREMENTS............................................72

                  1.       Issuance and Resale of New Common Stock and New Equity Warrants Under the Plan of
                           Reorganization..............................................................72

                  2.       Issuance and Resale of New Management Stock, New Management Warrants and Common
                           Stock Issued Upon the Exercise of the New Management Warrants...............73

                  3.       Public Reporting............................................................74

IX.      VALUATION.....................................................................................74

         A.       METHODOLOGY..........................................................................75

X.       CERTAIN RISK FACTORS TO BE CONSIDERED.........................................................76

         A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS................................................76

                  1.       Risk of Non-Confirmation of the Plan........................................76

                  2.       Non-Consensual Confirmation.................................................77

                  3.       Risk of Non-Occurrence of the Effective Date................................77


                                       v

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

         B.       RISKS TO RECOVERY BY HOLDERS OF GENERAL UNSECURED CLAIMS.............................77

                  1.       Competitive Conditions......................................................78

                  2.       Failure to Obtain New Customers or Retain Existing Customers................78

                  3.       Higher Administrative Expenses..............................................78

                  4.       Risks Regarding Extension of Trade Credit...................................79

                  5.       Adverse Publicity...........................................................79

                  6.       Ability to Refinance Certain Indebtedness...................................79

                  7.       Projected Financial Information.............................................79

                  8.         Hart-Scott-Rodino Act Requirements........................................79

                  9.       Certain Tax Matters.........................................................80

XI.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...........................................80

         A.       CONSEQUENCES TO THE DEBTORS..........................................................81

                  1.       Cancellation of Debt........................................................81

                  2.       Limitation on NOL Carryforwards and Other Tax Attributes....................81

                           a.       General Section 382 Limitation.....................................82

                           b.       Special Bankruptcy Exception.......................................82

                  3.       Alternative Minimum Tax.....................................................83

                  4.       Issuance of the Extended Creditor Payment Obligation and
                           the Trade Conversion Notes..................................................84

         B.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS............................................84

                  1.       Consequences to Holders of Convenience Claims...............................84

                  2.       Consequences to Holders of General Unsecured Claims.........................85

                           a.       Recognition of Gain or Loss........................................85

                           b.       Ownership and Disposition of Extended Creditor Payment Obligation..86

                           c.       Ownership and Disposition of New Common Stock......................89

                           d.       Treatment of Distribution Pool.....................................89

                  3.       Distributions in Discharge of Accrued Interest..............................91


                                       vi

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  4.       Withholding.................................................................91

         C.       Consequences to Holders of Allowed Factory Card Equity Interests.....................91

                  1.       Holders Who Receive New Common Stock........................................91

                  2.       Holders Who Receive Cash....................................................92

                  3.       Ownership and Disposition of New Equity Warrants; Potential for Constructive
                           Distributions...............................................................92

XII.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.....................................93

         A.       LIQUIDATION UNDER CHAPTER 7..........................................................93

         B.       ALTERNATIVE PLAN OF REORGANIZATION...................................................94

XIII.    CONCLUSION AND RECOMMENDATION.................................................................95


                                I. INTRODUCTION

                  Factory Card Outlet Corp. ("Factory Card") and Factory Card Outlet of America Ltd. ("Factory Card Outlet" or "FCO" and, collectively with Factory Card, the "Debtors") submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against, and Equity Interests in, the Debtors in connection with (i) the solicitation of acceptances of the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated February 5, 2002, as the same may be amended, modified or supplemented (the "Plan"), filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for March 20, 2002 at 10:00 a.m., Central Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

                  Attached as Exhibits to this Disclosure Statement are copies of the following documents:

                  o        The Plan (Exhibit A);

                  o Order of the Bankruptcy Court, dated February 5, 2002 (the "Disclosure Statement Order"), that, among other things, approved this Disclosure Statement and forms of ballot, established certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan and scheduled a hearing to consider confirmation of the Plan (Exhibit B);

                  o Factory Card's 2000 Form 10-K for the fiscal year ended February 3, 2001 (Exhibit C);

                  o Factory Card's Form 10-Q for the quarterly period ended November 3, 2001 (Exhibit D);

                  o        The Debtors' Projected Financial Information (Exhibit
                           E); and

                  o        The Debtors' Liquidation Analysis (Exhibit F).

                  In addition, a ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that the Debtors believe may be entitled to vote to accept or reject the Plan.

                  On February 5, 2002, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors and interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A

DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

                  The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Equity Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.       HOLDERS OF CLAIMS ENTITLED TO VOTE
         ----------------------------------

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed Claims or Equity Interests in classes of Claims or Equity Interests that are impaired are entitled to vote to accept or reject a proposed plan. Classes of Claims or Equity Interests in which the holders of Claims or Equity Interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section V of the Disclosure Statement.

                  Classes 2 (Secured Tax Claims), 3 (Keycorp Secured Claim), 5 (IBM Secured Claim), 7 (Convenience Claims), 8 (General Unsecured Claims) and 9 (Factory Card Equity Interests) of the Plan are impaired and, to the extent Claims or Equity Interests in such Classes are Allowed Claims, the holders of such Claims or Equity Interests will receive distributions under the Plan. As a result, holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Classes 1 (Other Priority Claims), 4 (Sensormatic Secured Claim), 6 (Other Secured Claims) and 10 (FCO Equity Interests) of the Plan are unimpaired. Holders of Claims and Equity Interests in those Classes are conclusively presumed to have accepted the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Allowed Claims and Equity Interests in Classes 2, 3, 5, 7, 8 and 9.

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of equity interest holders requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VI of the Disclosure Statement.

                  If a Class of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy

Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI.C.2 of the Disclosure Statement.

B.       VOTING PROCEDURES
         -----------------

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots, which must be used for each separate Class of Claims. Please vote and return your Ballot(s) to:

                                    FACTORY CARD OUTLET CORP.
                                    c/o Poorman-Douglas Corporation
                                    P.O. Box 4230
                                    Portland, Oregon  97208-4230

                                    or, if delivered by hand or courier

                                    FACTORY CARD OUTLET CORP.
                                    c/o Poorman-Douglas Corporation
                                    10300 S.W. Allen Boulevard
                                    Beaverton, Oregon  97005

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED NO LATER THAN 5:00 P.M., PACIFIC TIME, ON MARCH 13, 2002. FAXED COPIES OF BALLOTS WILL NOT BE ACCEPTED. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

                  Any Claim or Equity Interest in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim or Equity Interest has obtained an order of the Bankruptcy Court temporarily allowing such Claim or Equity Interest for the purpose of voting on the Plan.

                  Pursuant to the Disclosure Statement Order, the Bankruptcy Court set January 31, 2002 as the record date for voting on the Plan. Accordingly, only holders of record as of January 31, 2002 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please call Poorman-Douglas Corporation at (800) 382-6765.

                  A CREDITORS' VOTE FOR OR AGAINST THE PLAN SHALL NOT CONSTITUTE A WAIVER OF THE RIGHTS OF ANY PARTY TO OBJECT TO THAT CREDITORS' CLAIM.

C.       CONFIRMATION HEARING
         --------------------

                  Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on March 20, 2002 at 10:00 a.m., Central Time, before the Honorable Erwin I. Katz, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of Chicago, 219 South Dearborn Street, Courtroom 760, Chicago, Illinois 60604. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before March 13, 2002 at 4:00 p.m., Eastern Time, in the manner described below in Section VI.B of the Disclosure Statement. Responses to said objections, if any, must be served on objecting parties and those parties listed in Section VI.B of the Disclosure Statement and filed with the Bankruptcy Court so that they are received on or before March 19, 2002 at 4:00 p.m., Eastern Time. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

                  FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND

CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN SECTION X OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                  SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF STATEMENTS CONTAINED HEREIN.

                  THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTORS URGE THAT CREDITORS AND EQUITY INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

                  AS IS REFLECTED IN LETTERS FROM THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE "CREDITORS' COMMITTEE") AND THE OFFICIAL COMMITTEE OF EQUITY HOLDERS (THE "EQUITY COMMITTEE") THAT ACCOMPANY THIS DISCLOSURE STATEMENT, BOTH THE CREDITORS' COMMITTEE AND THE EQUITY COMMITTEE SUPPORT THE PLAN AND URGE THAT UNSECURED CREDITORS AND HOLDERS OF FACTORY CARD EQUITY INTERESTS, RESPECTIVELY, VOTE TO ACCEPT THE PLAN.

                            II. OVERVIEW OF THE PLAN

                  The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                 OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN1

             Type of Claim or                                               Estimated             Estimated
  Class      Equity Interest                  Treatment                      Amount2              Recovery
  -----      ---------------                  ---------                      -------              --------
   --     Priority Tax Claims    Unimpaired; at the option of the          $322,256.00               100%
                                 Reorganized Debtors either (i) paid in
                                 full, in Cash, or (ii) paid over a
                                 six-year period from the date of
                                 assessment as provided in section
                                 1129(a)(9)(C) of the Bankruptcy Code
                                 with interest payable at a rate of 8%
                                 per annum or as otherwise established by
                                 the Bankruptcy Court.

    1     Other Priority Claims  Unimpaired; paid in full, in Cash.        $19,733.00                100%

    2     Secured Tax Claims     Impaired; at the option of the            $62,645.00                100%
                                 Reorganized Debtors either (i) paid in
                                 full, in Cash, plus interest required to
                                 be paid pursuant to section 506(b) of
                                 the Bankruptcy Code, or (ii) paid over a
                                 six-year period from the date of
                                 assessment with interest payable at a
                                 rate of 8% per annum or as otherwise
                                 established by the Bankruptcy Court.

--------
1 This table is only a summary of the classification and treatment of Claims and
Equity Interests under the Plan. Reference should be made to the entire
Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

2 The amounts set forth below are the Debtors' estimates; the actual amount will depend upon the final reconciliation and resolution of all Administrative
Expense Claims and Claims.


                                       6

             Type of Claim or                                               Estimated             Estimated
  Class      Equity Interest                  Treatment                      Amount2              Recovery
  -----      ---------------                  ---------                      -------              --------

    3     KeyCorp Secured Claim  Impaired; paid in thirty (30) equal       $533,010.00               100%
                                 monthly installments of $17,767 each.

    4     Sensormatic Secured    Unimpaired; Reinstated pursuant to        $50,293.00                100%
          Claim                  section 1124(2) of the Bankruptcy Code,   (less payments made
                                 except as otherwise agreed to by the      since September,
                                 parties.                                  1999)

    5     IBM Secured Claim      Impaired; paid in thirty-six (36) equal   $666,208.00 (less         100%
                                 monthly installments of $18,505.79 each   payments made since
                                 (commencing July 2, 2001).                July 2, 2001)

    6     Other Secured Claims   Unimpaired; at the option of the            $3,526.00               100%
                                 Reorganized Debtors either (i)
                                 Reinstated by curing all outstanding
                                 defaults, with all legal, equitable and
                                 contractual rights remaining unaltered,
                                 (ii) paid in full, in Cash, plus
                                 interest required to be paid pursuant to
                                 section 506(b) of the Bankruptcy Code,
                                 or (iii) fully and completely satisfied
                                 by delivery or retention of the
                                 Collateral securing the Other Secured
                                 Claims and payment of interest required
                                 to be paid pursuant to section 506(b) of
                                 the Bankruptcy Code.

    7     Convenience Claims     Impaired; each holder of a Convenience    $305,318.00                20%
                                 Claim (i.e., Claim filed in the amount
                                 of $2,000 or less) shall receive, in
                                 full and complete satisfaction of such
                                 Allowed Convenience Claim, 20% of such
                                 Convenience Claim in Cash.



                                       7

             Type of Claim or                                               Estimated             Estimated
  Class      Equity Interest                  Treatment                      Amount2              Recovery
  -----      ---------------                  ---------                      -------              --------

    8     General Unsecured      Impaired; each holder of an allowed       $44,000,000.00       31.2%3
          Claims                 General Unsecured Claim shall receive,
                                 in full and complete satisfaction of such
                                 Claim, (i) on the Initial Distribution Date, a
                                 Pro Rata Share of (a) $1,000,000 in Cash and
                                 (b) 1,350,000 shares of New Common Stock, (ii)
                                 on the third anniversary of the Effective Date,
                                 a Pro Rata Share of $2.6 million in Cash, less
                                 any amounts that are prepaid by the Reorganized
                                 Debtors, and (iii) on each Successive
                                 Distribution Date, a Pro Rata Share of the
                                 Surplus Distributions.

    9     Factory Card Equity    Impaired; each holder of Factory Card             N/A          $0.13 per share
          Interests              Equity Interests shall receive, in full
                                 and complete satisfaction of such Equity
                                 Interests, a Pro Rata Share of (i) 75,000
                                 shares of New Common Stock and (ii) New Equity
                                 Warrants to purchase an aggregate of 153,928
                                 additional shares of New Common Stock, subject
                                 to dilution.

   10     FCO Equity Interests   Unimpaired; the holder of FCO Equity              N/A               100%
                                 Interests shall retain its interests
                                 under the Plan.

                            III. GENERAL INFORMATION

A.       OVERVIEW OF CHAPTER 11
         ----------------------

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a

----------
3 Excludes the effect of dilution by the conversion of the Trade Conversion Notes and the exercise of the New Management Warrants and the New Equity Warrants.

debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

                  Holders of Claims against, and Equity Interests in, a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor and any other plan proponents to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims and Equity Interests against the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.       DESCRIPTION AND HISTORY OF BUSINESS
         -----------------------------------

1.       Business

                  Factory Card, along with its wholly-owned subsidiary, Factory Card Outlet, manage one of the largest chain of company-owned superstores in the card, party supply and special occasion industry in the United States. The superstores offer a vast assortment of party supplies, greeting cards, gift wrap, balloons and other special occasion merchandise. The Debtors currently operate 172 superstores throughout 20 states, with a majority of Factory Card Outlet stores located in the Midwest, and lease a 440,000 square foot distribution center and executive office complex located in Naperville, Illinois. The Debtors' stores are operated under various names, including Factory Card Outlet and Factory Card & Party Outlet.

                  The Debtors have approximately 2,950 employees, of whom approximately 1,150 are full-time employees and approximately 1,800 are part-time employees. The Debtors' employees are not covered by collective bargaining agreements. The Debtors consider their relationships with their employees to be good.

2.       History

                  The first Factory Card Outlet store was opened in 1985 in the Chicago area by J. Bayard Kelly, who was the President of Gallant Greeting Corporation ("Gallant"), a subsidiary of Viking Enterprises, Inc. ("Viking"). The original store was a showroom for greeting cards produced by Gallant. By 1989, Factory Card Outlet had expanded to a chain of ten stores, averaging approximately 5,000 square feet each, located throughout the greater Chicago area offering a broad assortment of greeting cards at 50% off the manufacturers' suggested retail prices, as well as a limited selection of party supplies, gift wrap and other special occasion products.

                  In 1989, William E. Freeman formed and led a group of investors in the acquisition of Factory Card Outlet from Viking. He also served as President of Factory Card from 1989 to 1994, and later as Chief Executive Officer of Factory Card and Factory Card Outlet from 1994 to September 1996. Mr. Freeman, assisted by Mr. Kelly, was primarily responsible for leading Factory Card Outlet through its strategic phase of development. Mr. Kelly served as Factory Card Outlet's chief merchant and President from 1989 to 1995. Messrs. Freeman and Kelly are currently members of the Boards of Directors of the Debtors and Mr. Freeman is currently Chairman of the Boards, Chief Executive Officer and President of the Debtors.

                  Between fiscal years 1990 and 1993, Factory Card Outlet increased its prototype store size to approximately 8,000 square feet. Also during this time, Factory Card Outlet began to broaden its merchandise base and initiated its signature $0.39 everyday pricing for all greeting cards. During fiscal year 1994, Factory Card Outlet began implementation of a strategic plan to build upon its position as the largest chain of company-owned superstores in the special occasion industry. The key components of the plan included, among other things, the recruitment of experienced senior retail executives, the enlargement of its merchandise offering, the expansion of the size of Factory Card Outlet's superstore prototype to 10,000 square feet or greater, and the development of support systems and an infrastructure with which to support Factory Card Outlet's growth strategy.

                  In fiscal year 1996, Factory Card Outlet completed installation of a fully integrated retail management software package, which automated the areas of finance, merchandising and distribution. Factory Card Outlet completed the implementation of a Point of Sale or "POS" system in all stores in May 1997.

                  Today, Factory Card Outlet stores provide customers with a value-oriented "one-stop" shopping destination for all major holidays and seasonal events, including extensive product selections for birthdays, graduations, weddings, baby showers and other family, religious, special occasion and celebratory events. Significant seasonal periods include Valentine's Day, St. Patrick's Day, Passover, Easter, Mother's Day, Father's Day, Halloween, Thanksgiving, Christmas, Chanukah and New Year's. There are typically over 23,000 Stock Keeping Units or "SKU's" available at each location. The Debtors' superstores, all of which are leased, are typically 10,000 to 11,000 square feet or greater in size, with approximately 80% to 90% of the space devoted to selling. Each store is designed to provide customers with an effortless shopping experience within an attractive, spacious and festive environment.

                  Factory Card Outlet stores continue to emphasize "Everyday Value Pricing." A key component of this competitive strategy is that each Factory Card Outlet store still provides its customers with a daily selection of over 4,000 high-quality everyday and seasonal greeting cards for only $0.49 each, the $0.39 strategy having been raised to $0.49 in April, 2000. Most other goods in the stores are sold at 20% to 60% off of the manufacturer's suggested retail price, providing Factory Card Outlet customers with value opportunities. In addition to the general merchandise, the focal point of each store is a center "power aisle" that features special value and seasonal merchandise items that are offered at significantly discounted prices.

                  In late 1997, Factory Card Outlet leased a 440,000 square foot facility on 37 acres in Naperville, Illinois, to serve as a distribution center and corporate headquarters. Factory Card Outlet believes it is one of very few companies, out of over 11,000 independent special occasion and greeting card retailers in the United States, to utilize its own distribution center. The distribution center provides substantial purchasing and distribution efficiencies, along with the ability to have more efficient control over inventory and manage seasonal and every day distribution of imports. The distribution center is also a key component of Factory Card Outlet's $0.49 greeting card strategy. Factory Card Outlet anticipates developing its distribution center into a major competitive advantage as it expands in the future.

3.       Significant Indebtedness

                  As of the Commencement Date, the significant debt of Factory Card Outlet consisted of the following: (i) approximately $16,884,100 in principal amount of revolving credit indebtedness (the "Revolving Credit Loan") incurred by Factory Card Outlet under that certain Loan and Security Agreement among Factory Card Outlet, BankBoston Retail Finance Inc., as administrative agent, and the lenders thereto, dated as of January 30, 1998, as amended on July 11, 1998 (the "Revolving Credit Agreement"), which was secured by a first lien on all or substantially all of Factory Card Outlet's assets other than equipment and a second lien on Factory Card Outlet's equipment and guaranteed by Factory Card, and (ii) approximately $10,000,000 in principal amount of term debt (the "Term Loan") incurred by Factory Card Outlet under that certain Term Loan and Security Agreement by and between Factory Card Outlet and Back Bay Capital, LLC, dated July 11, 1998 (the "Term Loan Agreement"), which was secured by a first lien on Factory Card Outlet's equipment and a second lien on the remainder of all or substantially all of Factory Card Outlet's assets and guaranteed by Factory Card. Subsequent to the Commencement Date, the Debtors received Bankruptcy Court approval to enter into a $50 million postpetition secured revolving financing agreement, which was subsequently reduced to $35,000,000, with Foothill Capital Corporation and Paragon Capital LLC, now collectively known as Wells Fargo Retail Finance, LLC, ("Wells Fargo" or the "DIP Lender"), and authorization to satisfy their obligations under the Revolving Credit Agreement and Term Loan Agreement. The balance of the Debtors' significant indebtedness consists of unsecured debt incurred in the ordinary course of the

Debtors' business, comprised principally of accounts payable to the Debtors' trade creditors, and rents owed to the Debtors' landlords and equipment financiers and lessors.

C.       EVENTS LEADING TO THE COMMENCEMENT OF THE
         -----------------------------------------
         CHAPTER 11 CASES
         ----------------

                  In a transition intended to consolidate operations and reduce costs, from December 1997 through March 1998, Factory Card Outlet effected the relocation of its distribution center and corporate headquarters to its current location in Naperville, Illinois. In transitioning merchandise, machinery, supplies and employees to its new distribution center, Factory Card Outlet experienced severe systems conversion difficulties, which resulted in inventory management problems. Specifically, (i) core merchandise categories were not properly ordered and, therefore, the stores were out of stock of key merchandise, (ii) goods that were in stock were shipped to stores in improper inventory combinations and (iii) certain inventory that was available at the distribution center and ordered by the stores was simply not shipped. As a result of these systems problems, Factory Card Outlet made "blind" purchases in an attempt to compensate and ensure an "in-stock" position at the warehouse, which resulted in a bloating of inventory levels. Each of these operational problems resulted in empty shelf space and customer disappointment at the stores. These critical missteps negatively impacted Factory Card Outlet's performance in the early part of 1998 and thereafter.

                  As a result of the continuing operational difficulties, in May 1998, Factory Card Outlet's Board of Directors (the "Board") appointed Stewart
M. Kasen, who had served on the Board as a Director since 1996 and as its Chairmen since 1997, President and Chief Executive Officer to replace Charles Cumello as the Chief Executive Officer. On October 8, 1999, Mr. Kasen resigned and was replaced by Mr. Freeman, who currently serves as Chairman of the Boards of the Debtors and as the Debtors' President and Chief Executive Officer.

                  To overcome the operational issues discussed above and their negative impact on operating performance and financial results and in an attempt to stabilize its operations, in July 1998, Factory Card Outlet raised additional capital with the assistance of its then existing lender in the form of the $10,000,000 Term Loan. However, due to borrowing base restrictions, the Debtors were, in effect, only able to utilize approximately $4 million of the additional Term Loan.

                  In the Fall of 1998, Factory Card Outlet suffered another critical setback relating to inventory. At that time, Factory Card Outlet's inventory management practice was to limit the extent to which markdowns were taken to reduce seasonal inventory to minimal levels. Rather than marking down such seasonal goods, at the end of a season unsold inventory at each store would be consolidated and returned to the distribution center and stored until that season the following year, when it would be redistributed and reshelved (the "Pack-Away Merchandise"). This historical inventory management practice could not be sustained over the long term.

                  In accordance with that practice, at the end of the 1997 Halloween season, each Factory Card Outlet store returned all unsold merchandise to the distribution center, where it was packed-away for resale the following year. Entering the 1998 Halloween season, approximately 50% of Factory Card Outlet's inventory was comprised of the previous year's Halloween Pack-Away Merchandise. Unfortunately, much of the Halloween Pack-Away Merchandise could not be sold at normal retail prices. Consequently, sales levels were severely diminished and Factory Card Outlet was forced to take significant reductions in the retail sale price of such inventory to "clean-out" the Pack-Away Merchandise.

                  The significant adverse effects that the Pack-Away Merchandise had on sales in the fall of 1998, coupled with Factory Card Outlet's growth trend during that year, resulted in a rise in Factory Card Outlet's comparable store sales of only 1.5% by the end of October 1998. Comparing October 1998 to October 1997, Factory Card Outlet experienced a 22.4% decline in comparable sales of seasonal merchandise for the month of October. Notably, while a large percentage of seasonal Pack-Away Merchandise related to the Halloween season, a significant portion of which was disposed of through reductions in the sale price of such inventory, Pack-Away Merchandise accounted for approximately 20% of Factory Card Outlet's merchandise for Christmas 1998, and a smaller, yet significant percentage of Factory Card Outlet's merchandise for Valentine's Day and Easter in 1999. As described in more detail below, however, since the commencement of the Chapter 11 Cases, Factory Card Outlet has significantly reduced the Pack-Away Merchandise problem.

                  The deteriorating operating results in 1998 negatively affected Factory Card Outlet's financial performance results, which, in turn, substantially curtailed Factory Card Outlet's ability to purchase new inventory. As a result of the foregoing, by late December 1998, Factory Card Outlet was compelled to advise its lenders under the Revolving Credit Agreement and Term Loan Agreement (the "Pre-Chapter 11 Lenders") that it might not be in compliance with certain covenants contained in those agreements. The Pre-Chapter 11 Lenders waived certain of the covenants, specifically including financial performance covenants that were to be tested as of January 2, 1999 and January 30, 1999. In consideration of these waivers, the availability under the Revolving Credit Agreement was reduced and Factory Card Outlet was required to pay certain amounts to the Pre-Chapter 11 Lenders.

                  As a result of the reduced availability under the Revolving Credit Agreement, the amount of new inventory Factory Card Outlet was able to purchase was significantly curtailed. The diminished level of inventory, in turn, reduced Factory Card Outlet's ability to borrow the additional funds necessary to strengthen operations and carry it through this period of instability.

                  These constraints caused Factory Card Outlet to have insufficient liquidity in late December 1998 and early January 1999 to pay certain of its vendors and suppliers. Consequently, Factory Card Outlet was incapable of paying for the merchandise ordered for and sold during the Fall and Christmas seasons when such amounts became due on or about January 10, 1999. As a result, almost every one of Factory Card Outlet's vendors and suppliers refused to ship merchandise under terms other than "cash on delivery," further complicating operations and draining remaining sources of cash. This difficulty in obtaining goods manifested itself in empty shelf space and inappropriate and incomplete merchandise assortments in Factory Card Outlet stores.

                  Realizing the constraints their debt structure placed upon any effort to rehabilitate their business and seeking to avoid the premature commencement of chapter 11 cases, the Debtors aggressively sought to obtain new financing and/or an equity infusion to provide them with, amongst other things, greater cash availability. Specifically, in mid-November 1998 and through early January 1999, Factory Card Outlet, along with its financial advisor Conway, Del Genio, Gries & Co., LLC ("CDG"), contacted numerous traditional lenders and investment funds to solicit proposals for a restructuring of Factory Card Outlet's debt obligations and/or a capital infusion. Significantly, each of the various refinancing proposals received, including refinancing proposals made by the Pre-Chapter 11 Lenders, required that, as a precondition to closing such refinancing, Factory Card Outlet first obtain subordinated debt or new equity. Consequently, in an effort to obtain such funding, Factory Card Outlet and CDG contacted numerous private investment funds.

                  Of the potential equity investors contacted, only one was prepared to evidence its investment interest by executing a letter of intent. On February 4, 1999, Factory Card Outlet announced that it had entered into a letter of intent with Catalyst Equity Partners, LLC, an investment fund ("Catalyst"), pursuant to which Catalyst would purchase convertible preferred stock in the amount of $12,000,000 (the "Catalyst Equity Purchase"), subject to a number of conditions. Those conditions included (i) the renegotiation of payment terms with respect to amounts owed to vendors and lessors of real property, (ii) a restructuring of the debt outstanding under the Revolving Credit Agreement and the Term Loan on terms acceptable to Catalyst and (iii) the completion of due diligence to Catalyst's satisfaction. Satisfactory completion of these items and the closing of the Catalyst Equity Purchase would have provided Factory Card Outlet with the cash necessary to continue operations, satisfy obligations and revitalize its core business.

                  To facilitate the closing of the Catalyst Equity Purchase, by early March 1999, Factory Card Outlet had succeeded in reaching agreements with the overwhelming majority of its various vendors and suppliers whereby they each agreed to extend payments in respect of amounts owed by Factory Card Outlet that were past due, totaling $27,000,000 out of $31,000,000 of its then outstanding trade payables pursuant to a schedule over a five-month period. The first such payment was due on the later of March 15, 1999 or three days after the closing of the Catalyst Equity Purchase. Factory Card Outlet had also succeeded in reaching agreements with one-third of its lessors for rent concessions, rebates or extensions of payment deadlines.

                  Combined with the efforts to finalize the Catalyst Equity Purchase, Factory Card Outlet had been engaging in discussions and negotiations with various lenders to restructure and/or refinance the Revolving Credit Loan and the Term Loan. Achievement of a restructuring or a refinancing was undermined when, after six weeks of negotiations and due diligence, on March 16,

1999, Catalyst advised that it would not proceed with the Catalyst Equity Purchase.

                  At the same time, the vendors and suppliers who had indicated support for Factory Card Outlet's restructuring of its obligations to them began to express concern regarding Factory Card Outlet's ability to make the first payment on the agreed upon debt payment date. That payment was contingent upon the consummation of the Catalyst Equity Purchase.

                  To continue to operate in the face of the foregoing operational problems and debt obligations was not in the best interests of the Debtors, their employees, their creditors, their equity interest holders and the communities in which they operate. The Debtors reluctantly concluded that it would not be possible to implement the necessary restructuring and reorganization of their business without the protections of chapter 11, and that the interests of all parties involved would be best served by conducting the restructuring and reorganization under the auspices of the Bankruptcy Court.

                     IV. EVENTS DURING THE CHAPTER 11 CASES

                  On March 23, 1999, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court. The Debtors continue to operate their business and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

                  The following is a brief description of some of the major events during the Chapter 11 Cases.

A.       APPOINTMENT OF THE CREDITORS' COMMITTEE
         ---------------------------------------

                  On April 7, 1999, the United States Trustee appointed the Creditors' Committee to represent the interests of unsecured creditors of the Debtors. Since its formation, the Debtors have consulted with the Creditors' Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Creditors' Committee informed about their operations and have sought the concurrence of the Creditors' Committee for actions and transactions taken outside of the ordinary course of the Debtors' business. The Creditors' Committee has participated actively, together with the Debtors' management and professionals, in, among other things, reviewing the Debtors' business operations and business plans. The Debtors and their professionals have met with the Creditors' Committee and its professionals on numerous occasions in connection with the negotiation of the Plan. As noted earlier, the Creditors' Committee supports the Plan and recommends that creditors vote to accept the Plan.

                  The Creditors' Committee currently consists of 7 members. The current members of, and the attorneys and advisors retained by, the Creditors' Committee are set forth below:

                          CREDITORS' COMMITTEE MEMBERS
                          ----------------------------

Image Arts, Inc.                                        Amscan Inc.
A Division of Hallmark                                  80 Grasslands Road
83 Enterprise Drive                                     Elmsford, New York
Marshfield, Massachusetts  02050-9139
Creative Expressions Group, Inc.                        Unique Industries, Inc.
7240 Shadeland Station                                  2400 South Weccacoe Avenue
Suite 300                                               Philadelphia, Pennsylvania  19148-4298
Indianapolis, Indiana 46256-3928

Contempo Colours, Inc.                                  The Paper Magic Group, Cleo Inc. and Berwick
A Division of American Greetings Corp.                  Industries, Inc.
One Paper Place                                         c/o CSS Industries, Inc.
Kalamazoo, Michigan  49001                              Suite 800
                                                        Philadelphia, Pennsylvania  19103-4755

P.S. Greetings, Inc.
D/B/A/ Fantus Paper Products
5060 N. Kimberly Avenue
Chicago, Illinois  60630

                       CREDITORS' COMMITTEE PROFESSIONALS
                       ----------------------------------

Attorneys                                               Financial Advisors
---------                                               ------------------

Otterbourg, Steindler, Houston & Rosen, P.C.            PricewaterhouseCoopers L.L.P.
230 Park Avenue                                         1177 Avenue of the Americas
New York, New York  10169                               New York, New York  10036
Attn:  Scott L. Hazan, Esq.                             Attn:  Robert Paul
Telephone:  (212) 661-9100                              (212) 596-8000

Klehr, Harrison, Harvey, Branzburg
& Ellers LLP
919 Market Street, Suite 1000
Wilmington, Delaware  19001
Attn:  Joanne B. Wills, Esq.
Telephone:  (302) 426-1189

B.       APPOINTMENT OF AN EQUITY COMMITTEE
         ----------------------------------

                  By Motion dated June 11, 1999, Ronald L. Chez ("Chez") and Allstate Insurance Company ("Allstate") requested, pursuant to section 1102(a)(2) of the Bankruptcy Code, that the Court appoint an additional committee consisting of equity security holders (the "Equity Committee Motion").

Prior to filing the Motion, Chez and Allstate had requested that the United States Trustee appoint such a Committee, which request had been denied.

                  A hearing on the Equity Committee Motion was held on July 7, 1999. By order, dated July 12, 2000, the Court directed the United States Trustee to appoint the Equity Committee, but limited the aggregate fees and expenses of the Equity Committee and its professionals to $250,000, subject to the Equity Committees' right to seek an increase in said amount, on motion on notice, upon a showing that the Equity Committee, through its members and/or its professionals, has conferred a tangible benefit on the Debtors' estates.

                  The Equity Committee currently consists of four members. The current members of, and the attorneys and advisors retained by, the Equity Committee are set forth below:

                            EQUITY COMMITTEE MEMBERS
                            ------------------------

Ronald L. Chez                                             Patrick W. O'Brien
605 West Madison                                           Industry Hills Sheraton Hotel #1
Tower 3, Suite 311                                         Industry Hills Parkway
Chicago, Illinois  60661                                   City of Industry, California  91744

Lawrence A. Goldfarb                                       Irl H. Marshall, Jr.
400 E. Ohio #2101                                          1248 Ridgewood Drive
Chicago, Illinois  60611                                   Northbrook, Illinois  60062

                         EQUITY COMMITTEE PROFESSIONALS
                         ------------------------------

Attorneys                                                  Financial Advisors
---------                                                  ------------------

Sidley & Austin                                            American Express/
One First National Plaza                                   Altschuler, Melvin & Glasser LLP
Chicago, Illinois  60603                                   S. Wacker Drive
Attn:  Bryan Krakauer, Esq.                                Suite 1700
Telephone: (312) 853-7000                                  Chicago, Illinois 60606
                                                           Attn:  Scott Pelzt
Rosenthal, Monhait, Gross & Goddess, PA                    (312) 346-4242
1401 Mellon Bank Center, 919 N. Market St.
Wilmington, Delaware  19801
Attn:  Kevin Gross, Esq.
Telephone:  (302) 656-4433

C.       STABILIZATION OF BUSINESS
         -------------------------

                  During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring trade and vendor support that had been lost prior to the Commencement Date.

         1.       First Day Orders

                  On the Commencement Date and during the first few weeks of the Chapter 11 Cases, the Bankruptcy Court entered several orders authorizing the Debtors to pay various prepetition claims. These orders were designed to ease the strain on the Debtors' relationship with customers and employees as a consequence of the filings. The Bankruptcy Court entered orders authorizing the Debtors to, among other things, (i) pay prepetition wages, compensation, and employee benefits to employees and (ii) honor certain prepetition obligations to customers, including obligations relating to the return policy, guaranteed lowest price program, senior discount program, "Fun Stuff" program, employee discount program, competitors' coupon program and circular coupon program. To ensure the uninterrupted flow of merchandise into the Debtors' stores, the Bankruptcy Court authorized the payment of certain prepetition claims held by certain common carriers and warehousemen.

         2.       DIP Credit Facility

                  The restoration of trade credit and support was of critical importance if the Debtors' reorganization efforts were to be successful. To facilitate the establishment of normal vendor relations and to provide the Debtors with the cash and liquidity to conduct their operations, the Debtors entered into a $50,000,000 secured revolving credit facility with the DIP Lender (the "DIP Credit Facility"). The DIP Credit Facility is secured by substantially all of the assets of the Debtors. The Bankruptcy Court entered an order approving the DIP Credit Facility on April 14, 1999. Pursuant to the order approving the DIP Credit Facility, the Debtors paid $24,731,577.41 to repay their obligations under the Revolving Credit Loan and the Term Loan. The DIP Credit Facility currently expires on May 31, 2002. Because, among other reasons, the Debtors did not require a $50,000,000 facility, the amount of the facility was reduced to $35,000,000, which, in turn, reduced the amount of certain fees that were payable under the facility.

                  As of January 25, 2002, there were $27,378,000 in direct borrowings outstanding under the DIP Credit Facility. At such date, the Debtors had utilized $528,000 of their availability under the DIP Credit Facility to issue letters of credit.

D.       REAL ESTATE ISSUES
         ------------------

                  Shortly after the Commencement Date, the Debtors commenced an extensive ongoing review and analysis of the operations and profitability of each of their stores, each real property lease and the geographic markets in which the Debtors operate (the "Real Estate Review"). Although the Real Estate Review is an ongoing process that will continue throughout the Chapter 11 Cases, as described more fully below, within approximately one month of the Commencement Date, that review resulted in decisions to close a number of the

Debtors' retail operations. As a result of the Real Estate Review, as of the date hereof, the Debtors operate 172 stores, a 38 store reduction from the Commencement Date when the Debtors operated 210 stores.

         1.       Rejection of 13 Unexpired Nonresidential Real Property Leases

                  Prior to the Commencement Date, the Debtors had concluded that, notwithstanding their initial decision to construct and open 13 new Factory Card Outlet stores for which they had entered into lease agreements, due to liquidity constraints, it was no longer in their best interests to construct and open the stores. Although certain of the leases were subject to termination agreements entered into prior to the Commencement Date, out of an abundance of caution, the Debtors sought and, on April 26, 1999, obtained Court approval to reject the leases for all 13 of the locations.

         2.       Store Closings

                  Based upon the preliminary results generated by the Real Estate Review, the Debtors determined that at least 27 stores did not adequately contribute to their overall business objectives and, in many cases, were a drain on their limited resources. Accordingly, the Debtors sought, and, by order dated April 26, 1999, obtained authorization to conduct store closing sales at those stores (the "Phase One Stores"). Thereafter, the Debtors marketed the leases relating to the Phase One Stores and conducted an auction of the leases on June 16, 1999. By orders dated June 24, 1999 and July 9, 1999, the Court approved the assumption and assignment of the lease of one of the Phase One Stores and the rejection of the remaining 26 leases of the Phase One Stores.

                  The Debtors continued to review and analyze their overall store operations. Based upon such review, the Debtors decided to close an additional 10 stores (the "Phase Two Stores"). Given the limited number of stores to be closed, the Debtors decided to relocate the merchandise located at the Phase Two Stores to certain of its remaining stores. The leases of the Phase Two Stores were rejected by the Debtors either pursuant to orders of the Court or by operation of section 365(d)(4) of the Bankruptcy Code.

                  In addition, the lease of one of the properties that was destroyed by a tornado in April, 1999 was terminated by the lessor pursuant to the terms of the lease.

                  In sum, during the period from the Commencement Date through the date hereof, the Debtors have closed 38 stores, elected not to open an additional 13 stores and assumed and assigned or rejected or terminated the unexpired leases relating thereto, or approximately 23% of their 224 unexpired leases (inclusive of the distribution center lease). As a result of these store closings, the Debtors have exited the Texas, Kansas and Arkansas markets entirely. The Debtors also assumed the lease relating to their store No. 197 located in Bradley, Illinois. While the Debtors intend to continue to evaluate their remaining store locations, store lease terms and the need for modifications of the terms of such leases, through the Confirmation Date, as of the date hereof, the Debtors operate 172 stores and maintain their distribution center and executive offices in Naperville, Illinois. Thus, assuming no additional store leases are rejected, on or soon after emergence, the Debtors will be operating no more than 172 stores.

         3.       Rent Reduction Agreements and Rejection Damage Stipulations

                  In addition to closing under-performing stores, the Debtors have diligently been negotiating with their landlords in an effort to obtain rent reductions and concessions, including claims waivers. Such negotiations have resulted in the consummation of a significant number of (i) rent reduction agreements under which landlords have reduced the rent and related expenses under their leases with the Debtors and (ii) rejection damage stipulations under which landlords have waived and relinquished or reduced damage claims that otherwise may have been asserted against the Debtors in connection with rejected leases. The Debtors anticipate that, as part of their on-going analysis of their store lease portfolio, through the Confirmation Date, they will be engaging in discussions with landlords regarding rent reductions and concessions. Certain of the rent reduction agreements which the Debtors have entered into are conditioned upon the Debtors' ultimate assumption of the lease that is subject to the agreement.

         4.       Extensions of Time to Assume or Reject Leases

                  Pursuant to section 365(d)(4) of the Bankruptcy Code, the Debtors were required to assume or reject their nonresidential real property leases on or before May 24, 1999, absent an extension of such time period by the Bankruptcy Court (the "Assumption/Rejection Period"). The Bankruptcy Court has from time to time extended such Assumption/Rejection Period. The most recent extension was granted by the Court pursuant to an order dated January 31, 2002. Absent further extension, pursuant to that order, the Debtors' Assumption/Rejection Period for all of their Leases will expire on April 30, 2002. That order further provides, however, that the Debtors may seek further extensions of time.

E.       REDUCTION OF PACK-AWAY MERCHANDISE
         ----------------------------------

                  Since the commencement of the Chapter 11 Cases, Factory Card Outlet has succeeded in decreasing its inventory of Pack-Away Merchandise significantly. Moreover, whereas much of the old Pack-Away Merchandise related to Halloween and included merchandise that was not saleable the following year, the current Pack-Away Merchandise is predominantly comprised of greeting cards and Christmas gift bags and box cards which are easily and regularly carried over from one season to another.

F.       CLAIMS PROCESS AND BAR DATE
         ---------------------------

         1.       Schedules and Statements

                  On May 21, 1999, the Debtors filed their Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases (collectively and with all amendments and modifications thereto through and including the Confirmation Date, the "Schedules"). On October 5, 1999, the Debtors filed their First Amendment to

Schedules, dated October 1, 1999 (the "First Amendment").

         2.       Bar Date and Supplemental Bar Date

                  By order dated June 24, 1999 (the "Bar Date Order"), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed August 2, 1999 (the "Bar Date") as the date by which proofs of claim were required to be filed in the Chapter 11 Cases. In accordance with the Bar Date Order, on or about June 30, 1999, a proof of claim form, a notice regarding the scheduling of each claim and a notice regarding the Bar Date Order was mailed to all creditors listed on the Debtors' Schedules. By order dated October 28, 1999, pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed December 6, 1999 as the date by which proofs of claim were required to be filed in the Chapter 11 Cases by persons and entities listed in the First Amendment (the "Supplemental Bar Date").

                  Further, in the later half of 2000, the Debtors became aware of certain claims that the Department of Labor, Pension and Welfare Benefit Administration (the "DOL") and the Internal Revenue Service (the "IRS") may have against them arising out of the Debtors' failure to file a Form 5500 Annual Report of Employment Benefit Plan (the "Form 5500s") for calendar years 1996, 1997, 1998 and 1999. Accordingly, pursuant to certain orders of the Court, the DOL and the IRS had until June 1, 2001 to file proofs of claim solely with respect to the Form 5500s (the "Special Bar Date"). Timely claims were filed by the IRS asserting Administrative Expense Claims in the aggregate amount of $22,551.08 (the "IRS Administrative Expense Claim") and General Unsecured Claims in the amount of $ 32,940.86.

         3.       Omnibus Claims Objections

                  As of the date hereof, approximately 949 claims have been filed in these Chapter 11 Cases. Initially, the aggregate amount claimed by creditors in addition to the amount of claims scheduled (exclusive of claims scheduled as disputed, contingent or unliquidated) was approximately $90 million. In order to reduce or expunge claims filed by the Debtors' creditors that did not accurately reflect the Debtors' debt to such creditors, the Debtors have filed a series of omnibus objections to claims (collectively, the "Omnibus Objections"). Pursuant to a series of orders, substantially all of the Omnibus Objections either have been granted or settlements have been reached by the Debtors and creditors holding such disputed claims. To date, the filing of the Omnibus Objections and negotiations with creditors have resulted in the reduction in the aggregate amount of the claims by approximately $46 million. While the Debtors believe that the claims reconciliation process is substantially complete, additional objections to claims may be filed. The Debtors estimate that, at the conclusion of the claims reconciliation/objection process, their total liability in respect of General Unsecured Claims will approximate no more than $44 million. Additionally, the Debtors believe that the IRS may withdraw the IRS Administrative Expense Claim.

G.       MATERIAL LITIGATION
         -------------------

                  The Debtors do not believe that there is any material litigation or administrative proceeding to which they are parties nor do they believe that there are any material claims against officers, directors, advisors or consultants to the Debtors.

H.       MARKET INFORMATION
         ------------------

                  As of the Commencement Date, approximately 7,503,098 shares of Common Stock of Factory Card, $.01 par value per share, were outstanding (the "Old Common Stock"). As indicated above, all Factory Card Equity Interests (which include common stock as well as warrants, options or other agreements pertaining thereto) will be cancelled on the Effective Date pursuant to the Plan. Prior to the Commencement Date, the Old Common Stock traded on the Nasdaq National Market under the symbol "FCPY." On the Commencement Date, the Nasdaq Listing Qualification Board ("NASDAQ") halted trading of the Old Common Stock and, subsequently, delisted the Old Common Stock from trading on the Nasdaq National Market. The Debtors appealed NASDAQ's decision before a panel authorized by the NASDAQ. On September 1, 1999, the Panel denied Factory Card's appeal and delisted Factory Card from trading on the Nasdaq National Market effective as of September 1, 1999.

I.       DEVELOPMENT OF BUSINESS PLAN
         ----------------------------

                  After achieving an initial stabilization of their business operations, the Debtors engaged in an extensive review and evaluation of the constituent parts of their business in the context of formulating a long-range business plan. On May 5, 1999, the Debtors presented their long-range business plan to the Creditors' Committee (the "Business Plan"). The Business Plan anticipated an emergence from chapter 11 in September 1999, the opening of 20 new stores in the year 2000 and included strategic initiatives such as implementation of an SKU rationalization plan, new merchandising programs, lower seasonal carryover merchandise and a reduced excess inventory due to the consolidation of distribution centers.

                  Due to, among other things, the lack of trade credit, the Debtors' performance during the first and second quarters of 1999 was materially worse than projected. Consequently, the Debtors were compelled to reevaluate the Business Plan. As a result of that review, it became apparent that the Debtors would not be able to propose a confirmable plan of reorganization without a substantial infusion of cash. The Debtors and their professionals, therefore, shifted their focus to seeking a third party funder.

                  On or about March 16, 2000, the Debtors submitted the revised Business Plan to the Creditors' Committee. The Business Plan, as revised, was premised upon completing a transaction pursuant to which a third party funder would make a significant cash infusion and an August 1, 2000 emergence from chapter 11. The Business Plan was revised again, however, when the contemplated transaction was not completed. A re-revised Business Plan was distributed to the financial advisors to the Creditors' Committee in May 2001. As revised, the

Business Plan was premised upon an August 4, 2001 emergence from chapter 11 and the consummation of a plan of reorganization that was proposed by the Debtors, the Creditors' Committee and Factory Card Holdings, Inc. ("FHC") (a discussion of that plan of reorganization is contained in Section IV.J.3 herein). As described herein, due to FCH's failure to provide the required funds that they were obligated to provide in order to consummate the plan, that plan of reorganization was withdrawn.

                  On or about December 6, 2001, the Debtors submitted a new Business Plan to the Creditors' Committee (the "New Business Plan"). The New Business Plan is premised upon a April 6, 2002 emergence from chapter 11 and the opening of three (3) new stores in the year 2002, five (5) new stores in the year 2003 and 15 new stores in each of the years 2004 and 2005. The Projected Financial Information annexed hereto as Exhibit E is predicated, in part, on that Business Plan, subject to the qualifications and assumptions set forth in that exhibit.

J.       THE DEBTORS' MARKETING EFFORTS AND THE NEGOTIATION OF A PLAN OF
         ---------------------------------------------------------------
         REORGANIZATION
         --------------

         1.       Postpetition Marketing Efforts

                  At the outset of the Chapter 11 Cases, the Debtors had contemplated proposing a plan of reorganization that would be self-funded. During the course of the Chapter 11 Cases, however, it became apparent that further consideration needed to be given to alternative plan proposals. Accordingly, the Debtors commenced exploring the possibility of raising funds from third parties through a private equity or combined equity/subordinated debt financing in order to increase the distribution to creditors and, if possible, equity holders. In furtherance of that goal, pursuant to an order dated December 8, 1999, the Debtors retained The Avalon Group, Ltd. as investment advisors for the limited purpose of assisting the Debtors in obtaining such funding.

         2.       The Plan Proposals

                  After a comprehensive review of all of the proposals received, and extensive negotiations with the third parties and the Creditors' Committee, the Debtors concluded that the only proposal that would provide recoveries under a plan that would satisfy the confirmation requirements under section 1129 of the Bankruptcy Code was the plan proposed by Sauders, Karp and Megrue ("SKM"). On June 6, 2000, the Debtors entered into a Letter of Intent by and among SKM, the Debtors and the Creditors' Committee (the "SKM Letter of Intent") regarding a transaction that would serve as the basis for a plan of reorganization for the Debtors (the "SKM Transaction"). The break up fee and expense reimbursement provisions of the SKM Letter of Intent were approved by the Bankruptcy Court on June 29, 2000. Unfortunately, the more than two months of negotiations did not culminate in an agreement among the parties and, by letter dated September 22, 2000, SKM terminated the SKM Letter of Intent, thereby releasing the Debtors of any obligations they had to SKM with respect to the break up fee and expense reimbursement.

                  On October 11, 2000, the Debtors, the Creditors' Committee and Factory Card Outlet Acquisition Corp. ("FCO Acquisition") entered into a letter of intent which, subject to execution of the definitive documentation, would have provided the basis for a transaction to fund a plan of reorganization for the Debtors (the "FCO Acquisition Letter of Intent"). The FCO Acquisition Letter of Intent contemplated, among other things, that FCO Acquisition would have invested between $8 and $10 million towards the Debtors' reorganization. The break up fee and expense reimbursement provisions of the FCO Acquisition Letter of Intent were approved by the Bankruptcy Court on October 31, 2000. Unfortunately, as a result of several factors, including an unusually inclement winter that affected most retailers' 2000 holiday season, the Debtors' performance fell short of expectations. As a result, by letter dated January 17, 2001, FCO Acquisition terminated the FCO Acquisition Letter of Intent, thereby releasing the Debtors of any obligations that they had with respect to the break up fee and expense reimbursement.

                  While, in light of their 2000 holiday sales results, the Debtors' earnings before interest, taxes, depreciation, amortization and reorganization expenses ("EBITDAR") for 2000 was below plan, EBITDAR for 2000 was also substantially in excess of EBITDAR for the prior fiscal years. The Debtors reported EBITDAR for 1999 was $2.3 million and negative $15.7 million for 1998 (prior to the commencement of the Chapter 11 Cases). In contrast, the Debtors' EBITDAR for 2000 was approximately $9.8 million. This represented an improved performance during the Chapter 11 Cases of over 300% from the prior year and an improvement of $25 million from the results for the fiscal year preceding the Commencement Date. Thus, notwithstanding FCO Acquisition's termination of the FCO Acquisition Letter of Intent, the Debtors clearly made substantial progress in rehabilitating their business and operations. The Debtors' success in furtherance of their reorganization did not go unnoticed. Prior to the termination of the FCO Acquisition Letter of Intent, the Debtors were approached by other potential investors, including FCH, who expressed an interest in acquiring the Reorganized Debtors and providing the Debtors with funding to enable them to emerge from chapter 11.

         3.       The FCH Plan

                  After protracted negotiations among the Debtors, FCH and the Creditors' Committee regarding, among other things, the treatment of Claims, the amount of Cash to be distributed and the amount and terms of the debt and equity securities to be issued under the Plan, on February 2, 2001 FCH, the Debtors and the Creditors' Committee entered into a letter of intent (the "FCH Letter of Intent"). The FCH Letter of Intent provided the basic parameters of the FCH investment and the chapter 11 plan that would result therefrom.

                  Subsequent to the execution of the Letter of Intent, FCH completed its due diligence. The Debtors, the Creditors' Committee and FCH then proceeded to negotiate the specific terms of the definitive transaction documents and the Plan. Those negotiations culminated in the execution of that certain Agreement on Plan of Reorganization of Factory Card Outlet Corp., dated as of March 26, 2001 (the "FCH Agreement").

                  The FCH Agreement contemplated, among other things, that FCH would cause a minimum of $10 million to be funded to the Debtors, $6 million of which would be invested in the form of equity (the "Equity Investment") and the balance of which would be invested in the form of subordinated debt (the "Debt Investment," and, together with the Equity Investment, the FCH Investment"), subject to the satisfaction of certain conditions. The FCH Investment would have enabled the Debtors to consummate the Plan and emerge from chapter 11. In exchange for the FCH Investment, pursuant to the FCH Agreement, FCH was to receive 100% of the new common stock issued by reorganized Factory Card. The FCH Investment was to be applied towards, among other things, the payment of the Debtors' unsecured creditors, who would have received $1 million in cash, an additional payment of $5 million in cash over 5 years (plus 10% interest), which was subject to downward adjustment, plus a contingent payment of up to $5 million.

                  Following the execution of the FCH Agreement, the Debtors, FCH and the Creditors' Committee proceeded to negotiate and document a plan of reorganization and a disclosure statement. On May 31, 2001, the Debtors, FCH and the Creditors' Committee filed the Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Debtors and Factory Card Holdings, Inc. and the Official Committee of Unsecured Creditors (the "FCH Plan"). A disclosure statement relating to the FCH Plan was approved on June 1, 2001 and the Court scheduled a hearing to consider confirmation of the FCH Plan for July 18, 2001. The Debtors received an objection to the Plan from, among others, the Equity Committee. As unsecured creditors would only recover approximately 14% of their claims under the FCH Plan, equity security holders were not to receive any distributions under the FCH Plan.

                  On July 13, 2001, five days prior to the scheduled hearing to consider confirmation of the FCH Plan, FCH informed the Debtors and the Creditors' Committee that it would not be able to provide the Equity Investment as of July 18, 2001. Consequently, the Debtors, the Creditors' Committee and FCH determined to adjourn the hearing to August 20, 2001. However, as the August 20, 2001 hearing day approached and FCH was still unable to provide the required Equity Investment, the Debtors and Creditors' Committee determined that they could not proceed to a hearing to consider confirmation of the FCH Plan. Accordingly, on August 20, 2001, the Debtors and the Creditors' Committee withdrew the FCH Plan.

         4.       Negotiations with the Creditors' Committee

                  In the wake of the withdrawn FCH Plan, the Debtors were made aware of several third parties that were interested in providing funding for a plan of reorganization of the Debtors. The Debtors' management and their professionals and the Creditors' Committee and its professionals evaluated each proposal and engaged in discussions with each interested party. However, after careful consideration of such offers, the Debtors and the Creditors' Committee determined that it was in the best interests of all parties in interest for the Debtors to consider an alternative approach which would not be dependent upon participation by third parties. Accordingly, the Debtors and the Creditors'

Committee evaluated a creditor supported stand-alone plan that would be premised upon certain creditors contractually guaranteeing to provide the Debtors with favorable trade terms and additional liquidity upon the Debtors' emergence from chapter 11. The analysis and negotiations that ensued culminated in the formulation of the Plan. The Debtors believe that the Plan, which is supported by the Creditors' Committee and the Equity Committee, provides the Debtors with the best avenue for reorganization of their indebtedness and an expedited emergence from chapter 11.

                         V. THE PLAN OF REORGANIZATION

                  The Debtors believe that (i) through the Plan, holders of Allowed Claims and Equity Interests will obtain a substantially greater recovery from the estates of the Debtors than the recovery that they would receive if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code and
(ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors' employees.

                  The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions of the Plan.

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
         -----------------------------------------------------------

                  The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims and Equity Interests will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

         1.       Administrative Expense Claims

                  Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include Claims arising in connection with the DIP Credit Facility, all actual and necessary costs and expenses of preserving the estates of the Debtors, all actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, all cure amounts owed in respect of leases and contracts assumed by the Debtors in Possession, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

                  Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to different treatment or a different treatment is provided for under applicable non-bankruptcy law, each holder of an Allowed Administrative Expense Claim will be paid in full, in Cash, on the later of the Effective Date and the date the Administrative Expense Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession (including, without limitation, amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date and employee retention and emergence bonuses) or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession will be paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

                  Seven vendors and suppliers who hold or will hold administrative expense trade receivables aggregating not less than $3.13 million have agreed to convert such claims into long term secured convertible notes referred to as the Trade Conversion Notes. A description of those notes is set forth in Section V.B.2 herein. The Debtors estimate that Allowed Administrative Expense Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases, ordinary course liabilities and any amounts owed to the DIP Lender, but inclusive of cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, should be no greater than approximately $3 million.

         2.       Compensation and Reimbursement Claims

                  Compensation and reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The aggregate amount paid by the Debtors in respect of compensation for services rendered and reimbursement of expenses incurred by professionals (including professionals employed by the Debtors, the Creditors' Committee and the Equity Committee) through December 31, 2001 was approximately $12.5 million. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                  Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case and to attorneys for, and other professional advisors to, such entities. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and object to the allowance of any claims for compensation and reimbursement of expenses. The Debtors have been advised that Ronald L. Chez intends to submit an application requesting approval of a substantial contribution claim in the amount of $235,000. Both the

Creditors' Committee and the Equity Committee have advised the Debtors that they will support such application in that amount and the Debtors will not oppose same. Mr. Chez has served as the chairman of the Equity Committee from the time that such committee was formed. The Debtors are not aware, at this time, of intentions by any other party to assert a substantial contribution claim.

                  Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim shall (a) file its final application for the allowance of compensation for services rendered and reimbursement of expenses incurred by no later than the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Compensation and Reimbursement Claim becomes an Allowed Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of a Compensation and Reimbursement Claim and the Reorganized Debtors.

         3.       Priority Tax Claims

                  Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court should aggregate approximately $322,256.
                  Pursuant to the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. Although the Debtors reserve the right to pay Allowed Priority Tax Claims in equal annual Cash payments over a period of six years, the Debtors currently intend to satisfy all Allowed Priority Tax Claims as set forth in subsection (a) of the preceding sentence.

         4.       Class 1 - Other Priority Claims

                  Other Priority Claims are Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include Claims for (a) accrued employee compensation earned within 90 days prior to commencement of the Chapter 11 Cases to the extent of $4,300 per employee and

(b) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,300, less (ii) the aggregate amount paid to such employees from the estates for wages, salaries or commissions during the 90 days prior to the Commencement Date. The Debtors estimate that the amount of Other Priority Claims will aggregate approximately $19,733.

                  Pursuant to the Plan, holders of Allowed Other Priority Claims will be paid in Cash, in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date or, if such holder's Other Priority Claim is Disputed, on the date such Disputed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Priority Claims are not altered by the Plan.

         5.       Class 2 - Secured Tax Claims

                  Secured Tax Claims are Secured Claims which, absent their status as Secured Claims, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code. Of the approximately 181 tax related proofs of claim that have been filed in the Chapter 11 Cases, approximately 72 in the aggregate amount of $62,645 have been filed as Secured Claims.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date or, if such holder's Secured Tax Claim is Disputed, on the date such Disputed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or
(b) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. Although the Debtors reserve the right to pay Allowed Secured Tax Claims in equal annual Cash payments over a period of six years, the Debtors currently intend to satisfy all Allowed Secured Tax Claims as set forth in subsection (a) of the preceding sentence.

                  Each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         6.       Class 3 - KeyCorp Secured Claim

                  The KeyCorp Secured Claim is the Allowed Secured Claim of KeyCorp Leasing in the amount of $485,193 that arises from a Master Lease Agreement, dated as of July 28, 1998 and three Equipment Schedules related thereto.

                  The Plan incorporates the terms of the Stipulation of Compromise and Settlement of Status and Treatment of KeyCorp Leasing, dated August 1, 2000 and "so ordered" by the Bankruptcy Court on September 12, 2000 (the "KeyCorp Stipulation"). The KeyCorp Stipulation represents a compromise and settlement of the claim filed by KeyCorp Leasing in the amount of $1,189,214.87. The Debtors disagreed with both the amount of the claim filed by KeyCorp Leasing and the extent to which it was a Secured Claim. Pursuant to the KeyCorp Stipulation, the holder of the KeyCorp Secured Claim shall receive the sum of $533,013, payable in thirty (30) equal monthly installments of $17,767 each, commencing on the Effective Date. The monthly payments include interest calculated at the rate of 7.41% per annum. KeyCorp will also have an Allowed General Unsecured Claim in the amount of $655,740 that will receive the same treatment as all other General Unsecured Claims. Pursuant to the KeyCorp Stipulation, KeyCorp Leasing is required to accept the Plan so long as it is consistent with the KeyCorp Stipulation.

                  The holder of the KeyCorp Secured Claim shall retain the Liens (or replacement liens as may be contemplated under nonbankruptcy law) securing the KeyCorp Secured Claim as of the Effective Date until full and final payment of such KeyCorp Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         7.       Class 4 - Sensormatic Secured Claim

                  The Sensormatic Secured Claim is the Allowed Claim of Sensormatic Electronics Corporation that arises from five financing agreements between the Debtors and Sensormatic Electronics Corporation in the amount of the proof of claim filed by Sensormatic Electronics Corporation, dated July 30, 1999, less the aggregate amount of principal payments made to Sensormatic Electronics Corporation during the Chapter 11 Cases and through and including the Effective Date.

                  Pursuant to the Plan, the Sensormatic Secured Claim shall be Reinstated in accordance with section 1124(2) of the Bankruptcy Code and shall be deemed unimpaired. Assuming that the Effective Date is in April, 2002, as a result of such Reinstatement, Reorganized FCO shall be obligated to continue to make monthly payments of $1,299 each to the holder of the Sensormatic Secured Claim for seven consecutive months commencing on May 1, 2002. Such continued payments will be deemed to cure any defaults existing with respect to the Sensormatic Secured Claim.

                  The holder of the Sensormatic Secured Claim shall retain the Liens (or replacement liens as may be contemplated under nonbankruptcy law) securing the Sensormatic Secured Claim as of the Effective Date until full and final payment of such Sensormatic Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

                  To the extent that the financing agreements underlying the Sensormatic Secured Claim are recharacterized as executory contracts, such contracts shall be assumed in accordance with section 6.1(a) of the Plan.

         8.       Class 5 - IBM Secured Claim

                  The IBM Secured Claim is the Allowed Secured Claim of IBM Credit Corporation in the principal amount of $591,946.50, plus interest, less the aggregate amount of the payments that have been made since July 2, 2001. The IBM Secured Claim arises from the Term Master Lease Agreement and five lease term supplements between the Debtors and IBM Credit Corporation.

                  The Plan incorporates the terms of the Stipulation of Compromise and Settlement of Status and Treatment of Claims of IBM Credit Corp., dated November 7, 2000 and "so ordered" by the Bankruptcy Court on December 8, 2000 (the "IBM Stipulation"). The IBM Stipulation represents a compromise and settlement of the claim filed by IBM Credit Corp. in the amount of $1,919,475.47. The Debtors disagreed with both the amount of the claim filed by IBM Credit Corp. and the extent to which it was a Secured Claim. Pursuant to the IBM Stipulation, the holder of the IBM Secured Claim shall receive the sum of $666,208.00, payable in thirty-six (36) equal monthly installments in the amount of $18,505.79 each, commencing on July 2, 2001. The Debtors have been making monthly payments with respect to the IBM Stipulation since July 2, 2001 and shall continue to make such payments until all thirty-six (36) monthly installments have been made. The monthly payments include interest at the rate of 7.84% per annum. IBM will also have an Allowed General Unsecured Claim in the amount of $1,200,220.53 that will receive the same treatment as all other General Unsecured Claims. Pursuant to the IBM Stipulation, IBM is required to accept the Plan so long as it is consistent with the terms of the IBM Stipulation.

                  The holder of the IBM Secured Claim shall retain the Liens (or replacement liens as may be contemplated under nonbankruptcy law) securing the IBM Secured Claim as of the Effective Date until full and final payment of such IBM Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         9.       Class 6 - Other Secured Claims

                  Other Secured Claims consist of all Secured Claims other than Secured Tax Claims, the KeyCorp Secured Claim, the Sensormatic Secured Claim and the IBM Secured Claim. Based upon the Debtors' Schedules and the proofs of claim filed in the Chapter 11 Cases, the Debtors believe that the Other Secured Claims include Claims relating to mechanics' and materialmen's Liens and utility deposits. The Debtors estimate that the amount of other secured claims should ultimately aggregate approximately $3,526.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors, (a) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (b) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date or, if such holder's Other Secured Claim is Disputed, on the date such Disputed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (c) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Secured Claims, if any exist, are not altered by the Plan.

         10.      Class 7 - Convenience Claims

                  The Convenience Claims are Unsecured Claims in the amount of $2,000 or less. The Debtors estimate that Allowed Convenience Claims will aggregate approximately $305,318.00.

                  Pursuant to the Plan, each holder of an Allowed Convenience Claim as of the day that is five business days after the Confirmation Date (the "Record Date") will receive Cash in an amount equal to 20% of such Allowed Convenience Claim on the Initial Distribution Date.

         11.      Class 8 - General Unsecured Claims

                  The General Unsecured Claims consist of Unsecured Claims that are not Convenience Claims. General Unsecured Claims include, without limitation, (a) Claims arising from the rejection of leases of nonresidential real property and executory contracts, (b) Claims relating to personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims asserted against any of the Debtors, (c) Claims relating to other prepetition litigation against the Debtors and (d) Claims of the Debtors' trade vendors, suppliers and service providers.

                  As of January 28, 2002, the aggregate amount of General Unsecured Claims, as reflected in proofs of claim filed by holders of General Unsecured Claims or, in the event no proof of claim was filed, in the Debtors'

Schedules (exclusive of disputed, contingent or unliquidated claims) was approximately $44 million, excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims. For purposes of the Plan, through the substantive consolidation of the Debtors, Claims against multiple Debtors are deemed one Claim against the consolidated Debtors and guarantee Claims are deemed eliminated. See Section V.H. While the Debtors believe that they have resolved substantially all of the disputes regarding General Unsecured Claims and that such claims will continue to aggregate approximately $44 million, because there may be additional objections or the Debtors may determine to reject one or more of their store leases, thus giving rise to rejection damages, the ultimate resolution of General Unsecured Claims could result in holders of Allowed General Unsecured Claims receiving distributions in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.

                  Pursuant to the Plan, each holder of an Allowed General Unsecured Claim shall receive the following distributions in full and complete satisfaction of such Allowed Claim:

                  a. On the Initial Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of (i) the Distributable Cash (i.e., $1,000,000) and (ii) 1,350,000 shares of New Common Stock issued under the Plan;

                  b. On the Extended Creditor Payment Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Extended Creditor Payment Amount (i.e., $2,600,000, less any prepayments); provided, that, in the event that Excess Availability (i.e., 40% of the amount, if any, by which the Reorganized Debtors' Availability under their Working Capital Facility exceeds $12 million during that fiscal year) is greater than zero for either of the two fiscal years following the Effective Date, the Reorganized Debtors shall make a mandatory Contingent Prepayment of the Extended Creditor Payment Amount on the next Prepayment Date; provided, further, that the Reorganized Debtors, at their sole option, shall have the right to prepay the Extended Creditor Payment Amount, or any portion thereof, at any time prior to the Extended Creditor Payment Date without penalty and thereby decrease the next mandatory Contingent Payment required to be made; and

                  c. On each Successive Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Surplus Distributions, as described in Section V.E.2 herein.

                  As described in Section V.C. herein, the Debtors' obligations with respect to the Extended Creditor Payment Amount will be secured by a subordinated Lien and security interest on certain assets of the Reorganized Debtors.

         12.      Class 9 - Factory Card Equity Interests

                  Factory Card Equity Interests consist of any share of common stock or other instrument evidencing an ownership interest in Factory Card and any option, warrant or right to acquire any such interest.

                  Pursuant to the Plan, each holder of Factory Card Equity Interests shall receive, on the later of the Effective Date and the date that such Factory Card Equity Interest becomes an Allowed Factory Card Equity Interest, a Pro Rata Share of (a) 75,000 shares of New Common Stock issued under the Plan and (b) the New Equity Warrants (i.e., warrants to purchase an aggregate of 153,928 additional shares of New Common Stock) in full and complete satisfaction of such Factory Card Equity Interest.

         13.      Class 10 - FCO Equity Interest

                  FCO Equity Interests consist of any share of common stock or other instrument evidencing an ownership interest in FCO and any option, warrant or right to acquire any such interest. Factory Card is the holder of all FCO Equity Interests.

                  Pursuant to the Plan, on the Effective Date, Reorganized Factory Card shall retain all of the FCO Equity Interests.

B.       SECURITIES TO BE ISSUED UNDER THE PLAN
         --------------------------------------

         1.       New Common Stock

                  Pursuant to the Plan, on the Effective Date, all Factory Card Equity Interests will be extinguished. Reorganized Factory Card will be authorized to issue 10,000,000 shares of New Common Stock, of which 1,500,000 shall be issued to make distributions pursuant to the Plan as follows: (i) 1,350,000 shares of the New Common Stock to holders of General Unsecured Claims,
(ii) 75,000 shares of the New Common Stock to holders of Factory Card Equity Interests (assuming such holders vote to accept the Plan), and (iii) 75,000 shares of New Common Stock to certain members of management of the Reorganized Debtors pursuant to Section 8.6 of the Plan. All distributions of New Common Stock as set forth in the preceding sentence shall be subject to dilution by the New Management Warrants, the New Equity Warrants, the conversion of the Trade Conversion Notes and options to be issued under the New Employee Stock Option Plan. The New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by nonbankruptcy law or in the Reorganized Factory Card Certificate of Incorporation and the Reorganized Factory Card By-laws. The Reorganized Factory Card Certificate of Incorporation will include language placing certain restrictions on the transfer of New Common Stock for a period of two years from the Effective Date. For a description of such restrictions, see Section V.O.4 herein. Reorganized Factory Card will be a reporting company under Section 12 of the Exchange Act.

         2.       The Trade Conversion Note

                  On or before the Effective Date, certain of the Debtors' trade creditors, as described in the Plan, will enter into a Trade Conversion Agreement with the Debtors, pursuant to which, as of the Effective Date, such trade creditors will convert an aggregate of $3.13 million of administrative expense trade receivables in respect of goods shipped to the Debtors during the Chapter 11 Cases into a long term debt obligation evidenced by the Trade Conversion Notes. As described in Section V.C herein, the Trade Conversion Notes will be payable on the fourth anniversary of the Effective Date and will be secured by a Lien and security interest on certain assets of the Reorganized Debtors subordinate to the Liens granted to secure the Working Capital Facility. In addition, on and after the third anniversary of the Effective Date but prior to the fourth anniversary of the Effective Date, the Trade Conversion Notes shall also be convertible, in whole or in part, into an aggregate of 29.35% of the New Common Stock outstanding on such conversion date (which shall include only New Common Stock, warrants and options issued pursuant to the Plan and assuming the conversion of all Trade Conversion Notes) assuming all Trade Conversion Notes are outstanding on the third anniversary of the Effective Date and no interest has been paid in cash on such note, all in accordance with the terms of the Trade Conversion Agreement. Each individual holder shall have the right to convert its Trade Conversion Note, in whole or in part, and to receive on conversion a percentage of shares of New Common Stock determined by multiplying 29.35% by a fraction that has as its numerator the principal amount of Trade Conversion Notes submitted by the holder for conversion and that has $3.13 million as its denominator. The 29.35% of New Common Stock shall not be subject to dilution by the New Equity Warrants, the New Management Warrants or options issued under the New Employee Stock Option Plan for a four (4) year period and thereafter will be subject to dilution by such securities. The percentage of New Common Stock into which the Trade Conversion Notes are convertible shall be reduced to the extent that any principal or interest on the Trade Conversion Notes is repaid and no longer outstanding on the third anniversary of the Effective Date). Interest accruing after the third anniversary of the Effective Date will not increase the percentage of New Common Stock into which the Trade Conversion Notes are convertible.

         3.       The New Management Stock

                  On the Effective Date, Reorganized Factory Card will issue 75,000 shares of New Common Stock to members of the Reorganized Debtors' management (the "New Management Stock"). The New Management Stock shall vest over a period of four (4) years with 25% vesting on the anniversary of the Effective Date for each of the four years. For a general description of the New Management Stock, see Section VII.C herein.

         4.       The New Management Warrants

                  On the Effective Date, Reorganized Factory Card will issue warrants, on the terms and subject to the conditions set forth in the applicable document contained in the Plan Supplements, to members of the Reorganized Debtors' management (the "New Management Warrants") to purchase an aggregate of 78,947 shares of New Common Stock which shall be exercisable at a price of $7.52 per share (the reorganization value per share), representing 5% of the New

Common Stock issued under the Plan (assuming exercise of all such New Management Warrants) which shall not be subject to dilution by the New Equity Warrants, the conversion of the Trade Conversion Notes and the options issued under the New Employee Stock Option Plan for a four (4) year period and thereafter will be subject to dilution by such securities. The New Management Warrants will expire within 60 days of the Effective Date and will vest immediately upon issuance. The holders of the Management Warrants will be entitled to receive additional shares of New Common Stock on an annual basis to the extent the New Management Warrants have been exercised, upon the issuance of New Common Stock upon the exercise of New Equity Warrants, the conversion of the Trade Conversion Notes or options issued under the New Employee Stock Option Plan for a four (4) year period. For a general description of the New Management Warrants, see Section VII.D herein.

         5.       The New Employee Stock Option Plan

                  Approval of the Plan shall constitute approval of the New Employee Stock Option Plan, which shall be substantially in the form of the applicable document included in the Plan Supplements. Pursuant to the terms and subject to the conditions of the New Employee Stock Option Plan, Reorganized Factory Card shall issue or reserve for issuance to certain of the key employees of the Reorganized Debtors options to purchase 166,667 shares of New Common Stock (the "Employee Options"), subject to dilution by the New Management Warrants, the New Equity Warrants and conversion of the Trade Conversion Notes. For a general description of the New Employee Stock Option Plan, see Section VII.E herein.

         6.       The New Equity Warrants

                  On the Effective Date, Reorganized Factory Card shall issue four series of New Equity Warrants to holders of Factory Card Equity Interests to purchase an aggregate of 153,928 shares of New Common Stock, representing 10% of the New Common Stock issued under the Plan (assuming exercise of all such New Equity Warrants), subject to dilution by the New Management Warrants, the conversion of the Trade Conversion Notes and the Employee Options. The New Equity Warrants will be exercisable as follows (i) the Series A Warrants will be exercisable into 2.5% of the New Common Stock (subject to the dilution set forth above) or 38,462 shares at an exercise price of $11.00 per share and shall have a 4 year term, (ii) the Series B Warrants will be exercisable into 3.0% of the New Common Stock (subject to the dilution set forth above) or 46,392 shares at an exercise price of $16.00 per share and shall have a 6 year term, (iii) the Series C Warrants will be exercisable into 2.5% of the New Common Stock (subject to the dilution set forth above) or 38,462 shares at an exercise price of $16.00 per share and shall have an 8 year term, and (iv) the Series D Warrants will be exercisable into 2.0% of the New Common Stock (subject to the dilution set forth above) or 30,612 shares at an exercise price of $34.00 per share and shall have an 8 year term. The warrant agreement for each of the series of New Equity Warrants will be substantially the same, except for such changes as to give effect to the different terms, exercise price and number of shares and such warrant agreements will have standard anti-dilution protection for public warrants of this type.

C.       SECURED STATUS OF CERTAIN OBLIGATIONS UNDER THE PLAN
         ----------------------------------------------------

                  The Reorganized Debtors' obligations (i) to pay the Extended Creditor Payment Amount (i.e., $2.6 million on the third anniversary of the Effective Date) and (ii) under the Trade Conversion Notes (in the aggregate principal amount of $3.13 million payable on the fourth anniversary of the Effective Date) will each be secured by subordinated Liens on certain assets of the Debtors, as described and as provided for in, and subject to the provisions of, a Security Agreement by and between the Debtors and a Collateral Trustee for the holders of the Trade Conversion Notes and the holders of General Unsecured Claims, a form of which shall be included in the Plan Supplements. The Security Agreement will restrict the Debtors from incurring Liens other than (i) Permitted Liens, as such term is defined in the Security Agreement, and, (ii) to the extent not included in the definition of Permitted Liens, Liens relating to
(a) purchase money debt and (b) new financing in an amount up to $3 million.

         The Debtors and the Collateral Trustee will enter into a Collateral Trust Agreement, pursuant to which the Collateral Trustee will administer the Collateral securing the Extended Creditor Payment Obligation for the benefit of the holders of General Unsecured Claims and the holders of the Trade Conversion Notes for the benefit of the Trade Conversion Participants. The Creditors' Committee shall designate a Collateral Trustee to (i) enter into the Collateral Trust Agreement, (ii) receive the grant of a security interest in the Collateral pursuant to the Security Agreement and exercise all rights and remedies thereunder and (iii) enter into the Intercreditor Agreement, in each case for the benefit of the holders of General Unsecured Claims and the holders of the Trade Conversion Notes.

         The Lien held by or for the benefit of the holders of the Trade Conversion Notes will be junior in priority to Liens granted in respect of obligations under the Working Capital Facility and the Lien held by or for the benefit of the holders of General Unsecured Claims will be junior in priority to Liens granted in respect of obligations under (i) the Working Capital Facility and (ii) the Trade Conversion Notes. The lender under the Working Facility and the Collateral Trustee for the holders of the Trade Conversion Notes and the holders of General Unsecured Claims will enter into an Intercreditor Agreement regarding the priority and enforcement of such Liens which shall be substantially in the form included in the Plan Supplements.

D.       METHOD OF DISTRIBUTION UNDER THE PLAN
         -------------------------------------

                  Except as otherwise provided in the Plan and subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made to the holder of (i) each Allowed Claim at the address of such Claim holder as listed on the Claims Register or, if no Claim was filed, on the Schedules as of the Record Date, and (ii) each Allowed Factory Card Equity Interest at the address of such holder as listed in the transfer ledger for Factory Card Equity Interests as of the Record Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of (i) a change of address or (ii) an assignment, sale, trade or other transfer of such Claim made subsequent to the Record Date in accordance with Section 5.4(f) of the Plan.

                  As of the close of business on the Record Date, the Claims Register shall be closed, and there shall be no further changes in the record holders of any Claims. Other than the transfer of Claims pursuant to Section 5.4(f) of the Plan, the Debtors and the Reorganized Debtors (i) shall have no obligation to recognize any transfer of any Claims occurring after the Record Date and (ii) shall be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register as of the close of business on the Record Date.

                  Any payment of Cash made by the Reorganized Debtors pursuant to the Plan shall be made by check drawn on a domestic bank. No payment of Cash less than $5.00 shall be made by the Reorganized Debtors to any holder of a Claim. Any distribution to a holder of a Claim that is less than $5.00 shall be reserved by the Reorganized Debtors until such time as such distribution, when added to the subsequent distributions to which such holder of a Claim would be entitled, equals or exceeds $5.00. Any amounts which, by reason of said minimum distribution provision, are not distributed to holders of Claims shall be deposited by the Reorganized Debtors in the Distribution Pool and reallocated among all other holders of Claims at the time that the final distribution is made pursuant to the Plan.

                  Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

                  No fractional shares of New Common Stock or New Equity Warrants, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed General Unsecured Claim or Factory Card Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock or New Equity Warrants that is not a whole number, the actual distribution of shares of New Common Stock and New Equity Warrants shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number; provided, however, that, in the event that a holder of a Claim or Equity Interest would receive 15 shares or less of New Common Stock or an aggregate of 18 warrants or less of the New Equity Warrants (Series A through D) pursuant to the Plan, such claimant or interest holder will receive instead Cash on the Initial Distribution Date equal to the value of each share (i.e., $7.52) or the value of each warrant (i.e., Series A = $2.37, Series B = $2.47, Series C = $3.22, Series D = $1.93), as the case may be, multiplied by the number of shares or warrants in each series such holder would have otherwise received under the Plan. The total number of shares of New Common Stock and New Equity Warrants to be distributed to holders of Allowed General Unsecured Claims or Factory Card Equity Interests shall be adjusted as necessary to account for the rounding provided in Section 5.3(f) of the Plan.

                  Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of two years after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in, or, in the case of distributions of New Common Stock to holders of Allowed Factory Card Equity Interests, deemed and held as treasury stock by, the Reorganized Debtors and any entitlement of any holder of any Claim or Equity Interests to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of two years after distribution thereof shall be deemed unclaimed property and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred. Such unclaimed property in respect of Allowed General Unsecured Claims shall be added to the Distribution Pool for distribution to all other holders of Allowed General Unsecured Claims. The Reorganized Debtors will file with the Bankruptcy Court a list of unclaimed distributions six months and eighteen months after the Initial Distribution Date.

E.       TIMING OF DISTRIBUTIONS UNDER THE PLAN
         --------------------------------------

         1.       Distributions on the Effective Date

                  To the extent that, under the terms of the Plan, payments and distributions are to be made to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Secured Tax Claims, the KeyCorp Secured Claim, the Sensormatic Secured Claim, the IBM Secured Claim, Allowed Other Secured Claims, Allowed Convenience Claims and Allowed Equity Interests that are Allowed Claims or Equity Interests on the Effective Date, such payments and distributions shall be made on the Effective Date, or as soon thereafter as is practicable.

         2.       Distributions to Holders of General Unsecured Claims

                  Payments and distributions to holders of Allowed General Unsecured Claims shall be made on the Initial Distribution Date. The holder of a General Unsecured Claim that is or becomes, in part, an Allowed General Unsecured Claim, shall receive a distribution in respect of the Allowed portion of such General Unsecured Claim, in accordance with Section 4.8(b) of the Plan (for General Unsecured Claims Allowed, or partially Allowed, on or prior to the Effective Date) or Section 5.4(c) of the Plan (for General Unsecured Claims Allowed subsequent to the Effective Date).

                  On the Initial Distribution Date (i.e., the later to occur of the first business day following sixty (60) days subsequent to the Effective Date and May 15, 2001), the Extended Creditor Payment Date and each Successive Distribution Date, as such date is defined below, the Reorganized Debtors shall withhold from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims an amount equal to 100% of the Cash distributions and New Common Stock to which holders of Disputed General Unsecured Claims would be entitled under the Plan (including the portion of the Distributable Cash and Extended Creditor Payment Amount that relates to Disputed Claims) as of such dates as if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Distribution Pool").

                  The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive from the Distribution Pool the distribution of Cash and New Common Stock that would have been made to such holder under Section 4.8(b) of the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest on such claims, on the next Successive Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim. A Successive Distribution Date means the twentieth day after the end of the Quarter in which the Effective Date occurred and the twentieth day after the end of each subsequent Quarter.

                  The amount reserved in the Distribution Pool with respect to Insured Claims which are General Unsecured Claims shall be the amount of the distribution entitlement in respect of the applicable deductible, if any, under the relevant insurance policy on account of such Insured Claims, minus (a) any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier and (b) payments made directly by the Debtors or the Reorganized Debtors on account of such Claims (including defense costs).

                  The following consideration shall constitute surplus distributions (the "Surplus Distributions") pursuant to Section 5.4(d) of the
Plan: (i) distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of two years after distribution thereof,
(ii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash, Extended Creditor Payment Amount or New Common Stock deposited in the Distribution Pool over the amount of Cash, Extended Creditor Payment Amount or New Common Stock actually distributed on account of such Disputed General Unsecured Claim and (iii) earnings generated by the Cash held in the Distribution Pool, net of all taxes described in the proviso in
Section 5.4(b)(iii) of the Plan. The Surplus Distributions shall be held in the Distribution Pool and distributed to the holders of Allowed General Unsecured Claims pursuant to Section 4.8(b)(iii) of the Plan; provided, however, that the Reorganized Debtors shall not be under any obligation to make any Surplus Distributions on a Successive Distribution Date unless the value of the Surplus Distributions to be distributed on a Successive Distribution Date aggregates $200,000 or more, unless the distribution is the last distribution under the Plan; provided, further, that the Reorganized Debtors may retain reasonable reserves with respect to the payment of taxes.

         3.       Assignment of Claims

                   If the holder of an Allowed General Unsecured Claim desires to assign, sell, trade or otherwise transfer all or any portion of its Claim or New Common Stock received in exchange for such Claim pursuant to the Plan (or the right to receive such New Common Stock) to a Third-Party in connection with a bona fide offer to purchase such Claim or New Common Stock (or the right to receive the New Common Stock), such holder shall give 20 days prior written notice, substantially in the form of the notice annexed to the Plan as Schedule 5.4(f), to the Debtors in accordance with Section 12.13 of the Plan. Holders of

Allowed General Unsecured Claims shall have no right to assign, sell, trade or otherwise transfer all or any portion of their Claim or New Common Stock (or the right to receive the New Common Stock) except after compliance with the preceding sentence.

F.       TREATMENT OF TORT CLAIMS AND INSURED CLAIMS
         -------------------------------------------

                  All Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with Section 5.4(e) of the Plan and applicable nonbankruptcy law that has become a Final Order or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be deemed an Allowed General Unsecured Claim in such liquidated amount and satisfied in accordance with the Plan; provided, however, that the Allowed amount of any Tort Claim that also is an Insured Claim shall be limited as provided in Section 5.6 of the Plan. Nothing contained in the Plan shall impair the Debtors' right to seek estimation prior to the Effective Date of any and all Tort Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any Tort Claim. The Debtors do not believe that their liability with respect to such Tort Claims is material.

                  Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that in no event shall the Allowed amount of an Insured Claim exceed the maximum amount that the Debtors are required to pay in respect of such Insured Claim pursuant to any pertinent insurance policies and applicable law. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

G.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
         -----------------------------------------------------

                  The Bankruptcy Code grants the Debtors the power, subject to approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

                  Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed by the Reorganized Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules shall be included as part of the Plan Supplements, which executory contracts or unexpired leases shall be deemed rejected by the Reorganized Debtors as of the Effective Date. The Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, as applicable, assumed by the Debtors or rejected. The Debtors shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby and to the Creditors' Committee. The listing of a document on Schedules 6.1(a)(x) or 6.1(a)(y) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

                  Pursuant to the Plan, each executory contract and unexpired lease that is assumed pursuant to Sections 6.1(a) and 6.1(d) of the Plan or that is listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is otherwise contained in any schedule or agreement, including on Schedules 6.1(a)(x) or 6.1(a)(y) and (ii) executory contracts or unexpired leases appurtenant to the premises relating to any such contracts or leases that are assumed under the Plan or are listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed or assumed and assigned by the Debtors.

                  Pursuant to the Plan, each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of an Insured Claim shall be in accordance with the treatment provided under Section 5.6 of the Plan. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or the Reorganized Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

                  Except as provided for in Section 6.1(a) of the Plan or as otherwise provided for in the Bankruptcy Code, all written savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability, dental and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtors under the Plan pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

                  Pursuant to the Plan, subject to and upon occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute the approval of (i) pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject unexpired leases pursuant to the Plan, through the date of entry of an order approving the assumption, assumption and assignment or rejection of such unexpired leases and (iii) pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the assumption of the executory contracts and unexpired leases assumed or assumed and assigned pursuant to the Plan.

                  Except as may otherwise be agreed to by the parties, within 30 days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults, and pay all other amounts, if any, that it is obligated to pay under or with respect to any executory contract or unexpired lease assumed by the Reorganized Debtors pursuant to Section 6.1(a) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. Unless otherwise extended by the Court or agreed to by an applicable lessor, the Reorganized Debtors will file all objections to disputed default or other amounts that are required to be paid in connection with assumption within 60 days after the Effective Date. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

                  Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on or after the Effective Date, the Reorganized Debtors by no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease,
(ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). All such Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property.

H.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS
         ----------------------------------------

                  Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

                  Substantive consolidation of two or more debtors' estates generally results in the consolidation of the assets and liabilities of the debtors; the elimination of intercompany claims, multiple and duplicative creditor claims, joint and several liability claims and guarantees; and the payment of allowed claims from a common fund.

                  As of the Effective Date, pursuant to the Plan, the Debtors' estates will be substantively consolidated for all purposes related to the Plan, including without limitation, for purposes of voting, confirmation and distribution. Pursuant to such order (i) all assets and liabilities of FCO shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Factory Card, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, (iii) no distributions shall be made under the Plan on account of FCO Equity Interests, (iv) all guarantees of a Debtor of the obligations of the other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by the other Debtor and any joint or several liability of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) the FCO Equity Interest and (iii) pre and post Commencement Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Plan.

                  Section 105(a) of the Bankruptcy Code empowers a bankruptcy court to authorize such substantive consolidation. Although the United States Court of Appeals for the Third Circuit has not articulated a standard regarding substantive consolidation, several courts, including the United States Courts of Appeals for the First Circuit, Second Circuit, D.C. Circuit, Eighth Circuit and Eleventh Circuit have developed similar tests for authorizing substantive consolidation. See Reider v. F.D.I.C. (In re Reider), 31 F.3d 1102, 1108 (11th Cir. 1994); Woburn Assoc. v. Kahn (In re Hemingway Transport Inc.), 954 F.2d 1 (1st Cir. 1992); First Nat'l Bank of El Dorado v. Giller (In re Giller), 962 F.2d 796, 798-99 (8th Cir. 1992); Union Sav. Bank. v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515, 518 (2d. Cir. 1988); Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270, 276 (D.C. Cir. 1987); Bracaglia v. Manzo, et al. (In re United Stairs Corp.),176 B.R. 359, 369 (Bankr.
D. N.J. 1995).

                  Several courts within the Third Circuit have acknowledged the existence and application of substantive consolidation of separate bankrupt estates in appropriate circumstances. See In re Molnar Bros., 200 B.R. 555 (Bankr. D. N.J. 1996) (recognizing the application of substantive consolidation of two or more bankruptcy estates); In re PWS Holding Corp., Bruno's, Inc., et al., Case No. 98-212-223 (SLR) (D. Del. 1998) (approving substantive consolidation of debtors pursuant to a plan of reorganization); In re Smith

Corona Corp. et al., Case No. 95-788 (HSB) (Bankr. D. Del., Oct. 18, 1996) (adopting substantive consolidation test articulated by the Eighth Circuit); Bracaglia, 176 B.R. at 368 (stating that it is "well established that in the appropriate circumstances the court may substantively consolidate corporate entities"); In re Buckhead American Corp., 1992 Bankr. LEXIS 2506 (Bankr. D. Del. August 13, 1992) (substantively consolidating debtors); In re Cooper, 147 B.R. 678, 681 (Bankr. D. N.J. 1992) (stating that substantive consolidation constitutes the "merger of the assets and liabilities of two or more estates, creating a common fund of assets and a single body of creditors.") (citation omitted).

                  In general, these tests identify two factors which must be examined in the context of a substantive consolidation analysis: (i) whether there is a "substantial identity" or an inseparable "interrelationship" or "entanglement" between the debtors to be consolidated and (ii) whether the benefits of consolidation outweigh the harm or prejudice to creditors, including whether individual creditors relied upon the separate identity of one of the entities to be consolidated such that they would be prejudiced by consolidation.

                  The Debtors believe that there is a substantial identity, extensive interrelationship, interdependence and entanglement between and among the Debtors such that Factory Card and FCO are inextricably intertwined in virtually all operational and financial aspects. They include, but are not limited to, the following:

         o Joint Corporate Structure All of the members of the board of directors of Factory Card, and all officers of Factory Card are, respectively, also members of the board of directors and officers of FCO.

         o The Debtors' Revenues All of the Debtors' revenues attributable to their retail stores are generated by FCO.

         o Joint Business Operations Although separate books and records are maintained for each Debtor, the Debtors' business is operated without regard for their separate assets, liabilities, employees or management.

         o        Joint Administrative Tasks

                  o FCO is responsible for payment of all costs incurred by and attributable to the execution of the administrative functions that benefit both entities.

                  o FCO's employees perform most of the administrative tasks for both Debtors and FCO pays the salaries of the FCO employees who execute administrative functions particular to Factory Card.

         o The Debtors' Distributions Factory Card itself did not make any payments, whether in the form of bonuses, loans, stock redemptions or stock options exercised, during the year preceding the Commencement Date.

         o Consolidated Financial Reports All of the Debtors' consolidated financial reports have been prepared and disseminated to, inter alia, the public, including customers, suppliers, landlords, lenders, credit rating agencies and stockholders.

         o        Joint Accounting System

                  o The Debtors' accounting system, as well as the formulation and implementation of accounting controls, are effectuated and overseen by FCO's employees.

                  o Factory Card does not maintain its own accounting functions.

         o Joint Tax Returns The Debtors file consolidated federal income tax returns.

         o Consolidated Cash Management The Debtors utilize a centralized cash management system.

         o        Banking and Payment Functions

                  o As of the Commencement Date, Factory Card maintained only one bank account, in which there was only $17,407.00 on deposit.

                  o FCO had in excess of 200 bank accounts, in which in excess of $2.88 million was on deposit.

                  o Substantially all of the Debtors' banking and payment functions are performed by FCO.

         o        The Debtors' Creditors

                  o A significant number of the Claims filed by the Debtors' creditors were filed against "Factory Card Outlet" indicating that creditors where not aware of with which Debtor they were conducting business.

                  o FCO has more than 2,100 scheduled unsecured creditors and bears the lion's share of Factory Card's overhead expenses.

                  o FCO has paid one hundred percent (100%) of the amount of administrative costs, including, but not limited to, the cost of professional fees, during these Chapter 11 Cases.

         o        Guarantees

                  o The limited number of guarantees issued by Factory Card to creditors of FCO reflects that creditors have relied and continue to rely upon the creditworthiness of Factory Card and FCO as an integrated unit.

                  o Factory Card was only the guarantor of FCO's prepetition institutional indebtedness, and of only approximately 17 of FCO's leases of nonresidential real property as of the Commencement Date.

                  Because all financial information disseminated to the public by the Debtors was prepared and presented on a consolidated basis with the exception of Schedule I of the Debtors' Form 10-K, which only contains information on Factory Card, no creditor should be able to demonstrate that it relied on the separate identity of Factory Card or Factory Card Outlet in extending credit to the Debtors. The substantive consolidation of the Debtors reflects the economic reality of the Debtors' business and operations and is fair and equitable for all creditors.

                  The second prong of the test for determining whether substantive consolidation of the Debtors is warranted is whether the benefits of consolidation will outweigh the potential prejudice to the Debtors' creditors. As noted above, because all financial information disseminated to customers, suppliers, landlords, lenders, credit rating agencies and stockholders, has been prepared and presented on a consolidated basis, no creditor can demonstrate that it relied upon the separate identity of one Debtor in extending credit to either Factory Card or Factory Card Outlet. Moreover, because the Debtors' affairs are integrated, interrelated and entangled from both a functional and a financial perspective, the substantive consolidation of the Debtors would be equitable for all creditors. Substantive consolidation would ensure that all of the Debtors' creditors, including the Debtors' institutional lenders, landlords and trade creditors, having relied on the creditworthiness of the Debtors as a unit, receive the benefit of distribution in satisfaction of their claims from the single pool of assets.

                  Lastly, the lack of consolidation could potentially result in significant prejudice to the holders of General Unsecured Claims. As discussed in more detail below, the substantive consolidation of the Debtors will cause all intercompany claims held by Factory Card against FCO to be contributed to capital. Were the Debtors to remain separate entities and the Intercompany Entries (as defined below) to be deemed intercompany claims, which the Debtors submit they should not in any event, the holders of Unsecured Claims against Factory Card could potentially receive a greater distribution while the holders of Unsecured Claims against FCO could potentially receive a reduced distribution, even though, from an operational and financial perspective, all creditor recoveries are premised on what goods, supplies and services were directly or indirectly provided to FCO and FCO's assets and operational results. Moreover, while this should not be the result given the amount of the Unsecured Claims against Factory Card, it is arguable that, under an unconsolidated plan, the holders of Factory Card Equity Interests could receive a distribution even though holders of Unsecured Claims would recover significantly less than 31.2% of their Allowed Claims. Courts have recognized that this skewing of the distributions under a plan is a type of harm that should be prevented by substantive consolidation of the debtors. See Eastgroup Properties v. Southern Motel Ass'c., 935 F.2d 245, 250 (11th Cir. 1991) (finding that substantive consolidation is warranted where "absent substantive consolidation, the majority of creditors will receive only a small portion of their claims, while the equity interest holder may receive a substantial distribution"); In re Permian Producers Drillings, Inc., 263 B.R. 510, 519 (Dist. Ct. Mo. 2000) (finding that there is substantial evidence that consolidation is necessary to avoid harm where not consolidating will result in certain unsecured creditors receiving substantially less distributions and an equity holder receiving a substantial distribution on his claim). For all of the reasons set forth above, the Debtors believe that substantive consolidation of the Debtors in connection with the Plan is fair and equitable.

I.       TREATMENT OF INTERCOMPANY DEBT
         ------------------------------

                  All intercompany claims held by Factory Card shall be contributed to capital. However, the Debtors do not believe that any intercompany "claims" exist. On the books and records for Factory Card, however, there are entries reflecting (i) an aggregate of $54,379,000 in note receivables purported to be owed by FCO (the "Intercompany Notes") and (ii) a $12,179,000 receivable purported to be owed by FCO (the "Intercompany Receivable," and together with the Intercompany Note, the "Intercompany Entries"). The Debtors have concluded that such entries do not evidence any Claims against FCO. Rather, they evidence the equivalent of equity that Factory Card invested in FCO in order to capitalize FCO's expansion effort and provide FCO with funds to make capital investments.

                  The Debtors have determined that the initial two notes issued by FCO to Factory Card were issued in connection with (i) Factory Card's issuance of a series of preferred stock and (ii) Factory Card's initial public offering of common stock. The net proceeds of such issuance's were invested by Factory Card into FCO and used for, inter alia, capital expenditures and other working capital requirements. The transfers of funds were evidenced by "notes" from FCO to Factory Card that provided for interest to accrue quarterly based on the LIBOR lending rate plus two percent per year. While the notes and any accrued interest were payable on demand, it appears that no net payment of principal or interest was ever paid. Instead, a new note was recorded each quarter or semiannually in the amount of the accrued interest. In addition, the books and records reflect that FCO made royalty payments to Factory Card in the form of notes with respect to its use of the names "Factory Card Outlet " and "Party Mania," which names were believed to be licensed by Factory Card to FCO. It could be argued, however, that such names were registered in the name of FCO, and not Factory Card. Despite the fact that no interest was ever paid by FCO to Factory Card with respect to the interest that was accruing on said notes, no demand for payment was ever made by Factory Card. In addition, while new notes were physically issued by FCO to Factory Card purportedly evidencing the accruing interest and the royalty payments from January 1997 to January 1998, FCO ceased executing new notes as of February 1998, although new notes, in the amount of the interest and royalty purportedly due were recorded on both entities books and records.

                  In view of the facts surrounding the Intercompany Notes, the Debtors have concluded that the Intercompany Notes, which aggregate $54,379,000, are, in substance, a capital contribution that Factory Card made to its subsidiary and not an intercompany claim.

                  With respect to the Intercompany Receivable, the Debtors have determined that such money was raised in connection with Factory Card's issuance of a series of preferred stock in 1995. As there was no note exercised in connection with the receivable and no interest was ever paid, the Debtors have also determined that the Intercompany Receivable is also, in substance, equity and not an intercompany claim that would be affected by the Debtors' substantive consolidation. See Ginsberg v. Commissioner, 1993 U.S. App. LEXIS 21519 at 8 (6th Cir. 1993) (stating that the absence of payment on a note with a fixed maturity date, a schedule of repayment, and a fixed rate of interest indicates that reimbursement was tied to the fortune of the company, and therefore indicative of an equity advance") (citing Stinnett's Pontiac Service, Inc. v. Commissioner, 730 F.2d 634, 638 (11th Cir. 1984); In re Hillsborough Holdings Corp., 176 B.R. 223, 247-250 (M.D. Florida 1994); Calumet Industries, Inc. v. Commissioner, 95 T.C. 257, 286 (U.S.T.C. 1990) (finding that where there were no principal or interest payments and the lender did not insist upon interest payments the advances appeared to be capital contributions and not bona fide loans); In re Interstate Cigar Company, Inc., 182 B.R. 675, 678 (Bankr. E.D.N.Y.
1995) ("where the Debtor is a closely held corporation in receipt of cash advances from an affiliated entity over a prolonged period of time, inquiry must be made as to the character of those advances.... Such an inquiry is intended to determine whether the Claim is best described as a capital contribution or a loan.").

J.       THE TRADE TERMS AGREEMENT
         -------------------------

                  On or before the Effective Date, the Trade Terms Participants, as such term is defined in the Plan, will each enter into Trade Terms Agreements with the Debtors, pursuant to which, as of the Effective Date, the Trade Terms Participants will agree to provide the Debtors with certain favorable trade terms, included extended credit limits, extended payment terms and seasonal overadvances. A form of the Trade Terms Agreement will be included in the Plan Supplements.

K.       PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS
         -------------------------------------------

                  Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtors shall, on and after the Effective Date, have the exclusive right to make and file objections to all Claims and Equity Interests, including, without limitation, Administrative Expense Claims. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims or Equity Interests and compromise, settle or otherwise resolve Disputed Claims or Equity Interests without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors and, on and after the Effective Date, the Reorganized Debtors, shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than Final Fee Applications) and other Claims or Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date.

                  The Debtors, and on and after the Effective Date, Reorganized FCO shall fulfill their fiduciary obligation to examine and object to Disputed Claims, taking into account the costs and expenses associated with objecting to such Disputed Claims.

L.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN
         -------------------------------------------------

                  The Plan shall not become effective unless and until the following conditions shall have been satisfied pursuant to Section 10.1 of the
Plan:

                  1. the Confirmation Order, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee, shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

                  2. all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

                  3. the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan;

                  4. each of the Trade Terms Agreement, the Trade Conversion Agreement, the Employment Contracts, the Intercreditor Agreement, the Security Agreement and the Collateral Trust Agreement, shall have been entered into upon terms and conditions that are reasonably satisfactory to the Debtors and the Creditors' Committee;

                  5. the New Employee Stock Option Plan shall have become effective;

                  6. the documents related to the New Equity Warrants shall have terms and conditions that are reasonably satisfactory to the Debtors and the Equity Committee;

                  7. the Debtors shall have entered into the Working Capital Facility, as defined herein, in form and substance satisfactory to the Debtors and reasonably acceptable to the Creditors' Committee; and

                  8. each of the Reorganized FCO Certificate of Incorporation and the Reorganized FCO By-laws in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been reaffirmed, effected or executed.

                  The Debtors, with the consent of the Creditors' Committee (which consent shall not be unreasonably withheld), may waive, by a writing signed by an authorized representative of each of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent set forth in Section 10.1 of the Plan other than that set forth in Section 10.1(a). In the event that the conditions precedent have not occurred on or before 60 days after the Confirmation Date, upon notification submitted by the Debtors to the Bankruptcy Court, counsel to the Creditors' Committee and counsel to the Equity Committee (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (iv) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged. Nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

M.       EFFECT OF CONFIRMATION OF THE PLAN
         ----------------------------------

                  The property of the estates of the Debtors shall vest in the Reorganized Debtors on the Effective Date, and shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their business, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

N.       DISCHARGE AND INJUNCTION
         ------------------------

                  The rights afforded pursuant to the Plan and the treatment of all Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided in the Plan,
(i) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (ii) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or property any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in one or both of the Debtors, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or

Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Notwithstanding anything that may be contained in the Plan to the contrary, however, (a) nothing contained in Section 9.5 of the Plan, or in any other provision of the Plan, shall effect the rights of the United States of America to effect a setoff permitted pursuant to section 553 of the Bankruptcy Code and (b) the Plan will not release, discharge or exculpate any non-Debtor party from any debt owed to the State of Missouri Department of Revenue, or from any liability arising under the laws of the State of Missouri, and no provision contained in the Plan shall enjoin or prevent the State of Missouri from collecting any such liability from any non-Debtor party. Such injunction shall extend to successors of the Debtors, including, without limitation, the Reorganized Debtors, and their property and interests in property.

O.       SUMMARY OF OTHER PROVISIONS OF THE PLAN
         ---------------------------------------

                  The following subsections summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

         1.       Continuation of Indemnification Obligations

                  For purposes of the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date, solely in their capacity as directors, officers or employees, against any claims or obligations pursuant to the Debtors' certificates of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date. The obligations described in the preceding sentence shall, on the Effective Date, become obligations of the Reorganized Debtors. But for this provision of the Plan, indemnification obligations that are owed by the Debtors in connection with an event occurring before the Commencement Date would otherwise be treated as Unsecured Claims. The Debtors are not aware of any material indemnification Claims.

         2.       Compensation and Benefit Programs

                  Except as provided for in Section 6.1(a) of the Plan or as otherwise provided for in the Bankruptcy Code, all written employment and severance policies, and all written compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability, dental and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

         3.       Retiree Benefits

                  The Debtors did not, either as of the Commencement Date or at any time during the Chapter 11 Cases, have any plans, funds or programs providing or reimbursing retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death. Accordingly, there is no provision in the Plan regarding retiree benefit obligations.

         4.       By-laws and Certificates of Incorporation

                  The Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-Laws and the Reorganized FCO Certificate of Incorporation shall contain provisions necessary
(a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by-laws as permitted by applicable law, and
(b) to effectuate the provisions of the Plan. The Reorganized Factory Card Certificate of Incorporation shall also impose restrictions on the direct or indirect transferability of the New Common Stock such that (x) no Person may acquire or accumulate five percent (5%) or more (as determined under tax law principles governing the application of section 382 of the Tax Code) of the New Common Stock and (y) no Person owning directly or indirectly (as determined under such tax law principles) as of the Effective Date, after giving effect to the Plan, or after any subsequent issuances of additional New Common Stock pursuant to the Plan, five percent (5%) or more (as determined under such tax law principles) of the New Common Stock may acquire additional shares of the New Common Stock, for a period of two (2) years following the Effective Date, subject to certain exceptions.

                  The proposed forms of the Reorganized Factory Card By-laws, the Reorganized Factory Certificate of Incorporation, Reorganized FCO By-laws and the Reorganized FCO Certificate of Incorporation will be included in the Plan Supplements.

         5.       Amendment or Modification of the Plan

                  Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, after consultation with the Creditors' Committee and the Equity Committee, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Debtors may alter, amend or modify the Plan at any time after the Confirmation Date and before substantial consummation, after consultation with the Creditors' Committee, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

         6.       Releases

                  Pursuant to the Plan, the Debtors release and shall be permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which they have, may have or claim to have against any present officer or member of the boards of directors of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any such director or officer of the Debtors or any reimbursement obligation of any such officer or director with respect to a loan or advance made by the Debtors to such director or officer. The Debtors are not aware that they have any claims that are being released under the Plan and, during the almost three (3) year period during which the Chapter 11 Cases have been pending, no party has provided the Debtors with any evidence that would suggest that any said claims may exist.

         7.       Cancellation and Surrender of Existing Securities and
                  Agreements

                  Pursuant to the Plan, on the Effective Date, each promissory note, share certificate, stock option, stock warrant, bond and other instrument evidencing any Claim or Equity Interest existing prior thereto, other than the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, the FCO Equity Interests, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

                  Each holder of a promissory note, bond and other instrument evidencing any Claim existing prior to the Effective Date, other than the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, the FCO Equity Interests, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall surrender such promissory note, bond and other instrument to the Reorganized Debtors, unless such requirement is waived by the Reorganized Debtors. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, bond or instrument is received by the Reorganized Debtors or the unavailability of such promissory note, bond or instrument is established to the reasonable satisfaction of the Reorganized Debtors or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance

(including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim (i) if possible, to surrender or cause to be surrendered such promissory note, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors or (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors, shall be deemed to have forfeited all rights, claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

         8.       Allocation of Plan Distributions Between Principal and
                  Interest

                  Distributions in respect of any Claim shall be allocated first to the principal amount of such Claim as determined for federal income tax purposes and then, to the extent the distribution exceeds the principal amount of such Claim, to the remainder of such claim, if any.

         9.       Revocation or Withdrawal of the Plan

                  The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

         10.      Avoidance Actions.

                  As of the Effective Date, any and all avoidance actions accruing to the Debtors and Debtors in Possession under sections 502(d), 544, 545, 547, 548, 549, 550, 553 and 551 of the Bankruptcy Code, shall be extinguished whether or not then pending.

         11.      Termination of Committees

                  Pursuant to the Plan, the appointment of the Creditors' Committee and the Equity Committee shall terminate on the Effective Date, except that the Creditors' Committee and the Equity Committee and their respective professionals may appear at the hearing to consider the Final Fee Applications and prosecute any objections to such applications. Reorganized FCO shall pay all reasonable fees and expenses incurred by the Creditors' Committee and the Equity Committee and their professionals in connection with the Final Fee Applications and any objections thereto in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court.

         12.      Corporate Action

                  Pursuant to the Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors, including, without limitation, (i) ratification and approval of the

Trade Conversion Agreement, the Trade Terms Agreement and the Employment Contracts, (ii) the authorization to issue or cause to be issued the New Common Stock, the New Equity Warrants, the New Management Warrants and the Employee Options (iii) the effectiveness of the Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-Laws and the Reorganized FCO Certificate of Incorporation effectuated pursuant to the Plan, and (iv) the election or appointment, as the case may be, of directors and officers of Reorganized Factory Card and Reorganized FCO pursuant to the Plan, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, each file an amended certificate of incorporation with the Secretary of State of the state in which it is incorporated, in accordance with the applicable general corporation law of such state.

         13.      Effectuating Documents and Further Transactions

                  Pursuant to the Plan, each of the Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

         14.      Exculpation

                  Pursuant to the Plan, neither the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee or any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         15.      Plan Supplements

                  Forms of the Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-laws, the Reorganized FCO Certificate of Incorporation, the New Equity Warrants, the New Management Warrants, the New Employee Stock Option Plan, the Trade Conversion Agreement, the Trade Conversion Notes, the Trade Terms Agreement, the Security Agreement, the Intercreditor Agreement, the Employment Contracts, the guidelines for investing Cash held in the Distribution Pool and Schedules 6.1(a)(x) and 6.1(a)(y) referred to in Section 6.1 of the Plan shall be contained in one or more Plan Supplements filed with the Clerk of the Bankruptcy Court on or before the Confirmation Hearing; provided, however, that the Plan Supplement containing the aforesaid Schedules 6.1(a)(x) and 6.1(a)(y) shall be filed at least 10 days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplements may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplements upon written request to the Debtors in accordance with Section 12.13 of the Plan.

P.       INSIDER CLAIMS AND HOLDINGS OF FACTORY CARD EQUITY INTERESTS
         ------------------------------------------------------------

                  No current or former officers or directors of the Debtors or other insiders of the Debtors who hold Claims or Factory Card Equity Interests will be receiving any treatment or recoveries in respect of such Claims or holdings that is different from that provided for in the Plan or as described in this Disclosure Statement.

                  VI. CONFIRMATION AND CONSUMMATION PROCEDURE

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.       SOLICITATION OF VOTES
         ---------------------

                  In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 2, 3, 5, 7, 8 and 9 of the Plan are impaired, and the holders of Allowed Claims and Equity Interest in each of these Classes are entitled to vote to accept or reject the Plan. Claims and Equity Interests in Classes 1, 4, 6 and 10 are unimpaired. The holders of Allowed Claims and Equity Interests in each unimpaired Class are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

                  As to the classes of Claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. As to the classes of Equity Holders entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of equity interest holders as acceptance by holders of at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan.

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  Any creditor in an impaired Class (i) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before the Bar Date (August 2, 1999) or, if applicable, the Supplemental Bar Date (December 6, 1999) or the Special Bar Date (June 1, 2001), or any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not the subject of an objection or request for estimation, is entitled to vote on the Plan. Any Equity Holders in an impaired Class whose Equity Interest is not disputed is entitled to vote on the Plan.

B.       THE CONFIRMATION HEARING
         ------------------------

                  The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for March 20, 2002 at 10:00 a.m., Central Time, before the Honorable Erwin I. Katz, United States Bankruptcy Judge at the United States Bankruptcy Court for the Northern District of Illinois, 219 South Dearborn Street, Courtroom 760, Chicago, Illinois 60604. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of Factory Card held by the objector. Any such objection must be filed with the Bankruptcy Court at the United States Bankruptcy Court for the District of Delaware, 844 King Street, Wilmington Delaware 19801 and served so that it is received by the Bankruptcy Court and the following parties on or before March 13, 2002 at 4:00 p.m., Eastern Time:

Factory Card Outlet Corp.              Weil, Gotshal & Manges LLP
2727 Diehl Road                        Attorneys for the Debtors
Naperville, Illinois  60563            767 Fifth Avenue
Attn:  William E. Freeman              New York, New York  10153
Facsimile:  (630) 579-2501             Attn:  Richard P. Krasnow, Esq.
                                       Facsimile:  (212) 310-8007
Office of the United States Trustee
844 King Street, Suite 2313            Richards, Layton & Finger P.A.
Lockbox 35                             Attorneys for the Debtors
Wilmington, Delaware  19801-3519       One Rodney Square
Attn:  Joseph J. McMahon, Jr.          P.O. Box 551
Facsimile:  (302) 573-6497             Wilmington, Delaware  19899
                                       Attn: Daniel DeFranceschi, Esq.
United States Securities and           Facsimile:  (302) 658-6548
Exchange Commission
Midwest Regional Office                Otterbourg, Steindler, Houston & Rosen,
500 West Madison Street                P.C.
Chicago, Illinois  60661               Attorneys for the Creditors' Committee
Attn:  Jolene M. Wise, Esq.            230 Park Avenue
Facsimile:  (312) 353-7398             New York, New York  10169
                                       Attn:  Scott L. Hazan, Esq.
                                       Facsimile:  (212) 682-6104

Klein, Harrison, Harvey, Branzburg           Choate, Hall & Stewart
  & Ellers LLP                               Attorneys for the Debtors'
Attorneys for the Creditors' Committee         Postpetition Lenders
919 Market Street, Suite 1000                Exchange Place
Wilmington, Delaware  19001                  53 State Street
Attn:  Joanne B. Wills, Esq.                 Boston, Massachusetts  02109
Facsimile:  (302) 426-9193                   Attn:  John Ventola, Esq.
                                             Facsimile:  (617) 248-4000
Sidley Austin Brown & Wood
Attorney for the Equity Committee            Morris, Nichols, Arsh & Tunnell
One First National Plaza                     Attorneys for the Debtors'
Chicago, Illinois  60603                       Postpetition Lenders
Attn:  Bryan Krakauer, Esq.                  1201 North Market Square
Facsimile:  (312) 853-7036                   Wilmington, Delaware  19899
                                             Attn:  Derek C. Abbott, Esq.
Rosenthal, Monhait, Gross & Goddess, P.A.    Facsimile:  (302) 658-3989
Attorneys for the Equity Committee
919 N. Market Street
Suite 1400
Wilmington, Delaware  19801
Attn:  Kevin Gross, Esq.
Facsimile:  (302) 658-7567

                  Responses to said objections, if any, must be served on the objecting party and the above referenced parties and filed with the Bankruptcy Court so that they are received on or before March 19, 2002, at 4:00 p.m. Eastern Time. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.       CONFIRMATION
         ------------

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is
(i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

         1.       Acceptance

                  Classes 2, 3, 5, 7, 8 and 9 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 4, 6 and 10 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan.

                  The Debtors reserve the right to amend the Plan in accordance with Section 12.9 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both with respect to any Class of Claims or Equity Interests that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

         2.       Unfair Discrimination and Fair and Equitable Tests

                  To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

                  o Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

                  o Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  o Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or
                           (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

                  A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting class if the value of the cash and/or securities to be distributed to the nonaccepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the nonaccepting class.

         3.       Feasibility

                  The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the five fiscal years in the period ending January 28, 2006 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Debtors' Projected Financial Information, annexed hereto as Exhibit E. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

                  The financial information and projections appended to the Disclosure Statement include for the four fiscal years in the Projection Period:

                  o Projected Consolidated Balance Sheet of Reorganized Debtors as of February 2, 2002, February 1, 2003, January 31, 2004, February 5, 2005 and January 28, 2006;

                  o Projected Consolidated Statements of Operation of Reorganized Debtors as of February 2, 2002, February 1, 2003, January 31, 2004, February 5, 2005 and
                           January 31, 2006; and

                  o Projected Consolidated Statements of Cash Flow of Reorganized Debtors as of February 2, 2002, February 1, 2003, January 31, 2004, February 5, 2005 and
                           January 31, 2006.

                  The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur in the beginning of April, 2002.

                  The Debtors have prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit E. The financial projections have not been examined or compiled by independent accountants. The Debtors do not make any representation as to the accuracy of the projections or the Reorganized Debtors' ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

         4.       Best Interests Test

                  With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

                  To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

                  After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtors under chapter 7.

                  The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

                  The Debtors' Liquidation Analysis is annexed hereto as Exhibit
F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors with the assistance of CDG.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the management of the Debtors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of one year, allowing for, among other things, the discontinuation and wind-down of operations, the sale of assets and the collection of receivables.

D.       CONSUMMATION
         ------------

                  The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section
10.1 of the Plan, have been satisfied or waived by the Debtors pursuant to
Section 10.3 of the Plan. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet such conditions, see Section V.L of the Disclosure Statement.

                  The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

E.       WORKING CAPITAL FACILITY
         ------------------------

                  As a condition to the effectiveness of the Plan, the Reorganized Debtors must have credit availability under a working capital facility (the "Working Capital Facility"), in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee. Based upon discussions with potential lenders, the Debtors believe that they will be able to negotiate and effectuate a Working Capital Facility that will satisfy the foregoing condition and that such facility will be a three-year secured revolving credit facility in the principal amount of up to $50 million.

                   VII. MANAGEMENT OF THE REORGANIZED DEBTORS

                  On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the Boards of Directors of Reorganized Factory Card and Reorganized FCO.

A.       BOARD OF DIRECTORS AND MANAGEMENT
         ---------------------------------

         1.       Directors and Officers of the Reorganized Debtors

                  a. Boards of Directors of Reorganized Factory Card and Reorganized FCO. The initial Boards of Directors of Reorganized Factory Card and Reorganized FCO shall consist of up to nine individuals, four to six of whom shall be selected by the Creditors' Committee, in consultation with the Debtors, two of whom shall be selected by the Debtors' management and one of whom shall be selected by the Equity Committee. The names of the members of the initial Boards of Directors of Reorganized Factory Card and Reorganized FCO shall be disclosed no later than the date of the Confirmation Hearing. The four to six initial directors selected by the Creditors' Committee shall serve initial terms of two years and the balance of the directors shall serve an initial term of one year. Following such initial terms, all directors shall serve terms of 2 years. Each of the members of such initial Boards of Directors shall serve in accordance with the Reorganized Factory Card Certificate of Incorporation or the Reorganized FCO Certificate of Incorporation, as applicable, and the Reorganized Factory Card By-laws or the Reorganized FCO By-laws, as applicable, as each may be amended from time to time. b. Officers of Reorganized Factory Card and Reorganized FCO. Unless otherwise disclosed on or before the Confirmation Hearing, the officers of Factory Card and FCO immediately prior to the Effective Date shall serve as the initial officers of Reorganized Factory Card and of Reorganized FCO, as the case may be, on and after the Effective Date. Such officers shall serve in accordance with applicable non-bankruptcy law.

         2.       Identity of the Debtors' Executive Officers

                  Set forth below is the name, age and position with the Debtors of each executive officer of the Debtors:

Name                     Age     Title
----                     ---     -----

Joseph M. Cabon          55      Vice-President/Distribution

William A. Beyerl        50      Vice President/Human Resources

Glen J. Franchi          48      Executive Vice President/
                                 Chief Operating Officer

Name                     Age     Title
----                     ---     -----

William E. Freeman       59      Chairman of the Board/
                                 Chief Executive Officer/
                                 President

Timothy F. Gower         51      Senior Vice President/Store
                                 Operations

James D. Constantine     49      Senior Vice President/Chief Financial Officer

Robert Krentzman         53      Vice President/Information Technology

Gary W. Rada             47      Executive Vice President/
                                 General Merchandising Manager

Carol A. Travis          50      Vice President/Training
                                 Corporate Secretary

         3.       Chief Executive Officer

                  William E. Freeman has served since October 12, 1999 as Chairman of the Boards of Directors, President and Chief Executive Officer of the Debtors. Prior to the Commencement Date, Mr. Freeman served as President of the Debtors from 1989 to 1994 and later as their Chief Executive Officer from 1994 to September 1996. Mr. Freeman also served as Chairman of the Boards of Directors from April 1994 to April 1997 and a member of the Boards of Directors from July 1989 to the present.

                  Mr. Freeman's leadership and guidance prior to and during the administration of the Chapter 11 Cases has materially contributed to the successful reorganization of the Debtors. In recognition of Mr. Freeman's services as Chairman of the Board, President and Chief Executive Officer of the Debtors, and his leadership and guidance in the prosecution of the Chapter 11 Cases, on November 19, 1999 the Boards of Directors of the Debtors determined to offer Mr. Freeman a bonus in the aggregate amount of $235,000.00, subject to confirmation of the Plan.

         4.       Employment Contracts

                  On or before the Effective Date, the Debtors or the Reorganized Debtors will enter into employment contracts with certain of their key executives, which contracts shall be reasonably acceptable to the Creditors' Committee and shall become effective as of the Effective Date. The Creditors' Committee will be consulting with the Equity Committee regarding such employment contracts. Forms of the employment contracts will be included in the Plan Supplements.

B.       COMPENSATION OF THE DEBTORS' EXECUTIVE OFFICERS
         -----------------------------------------------

                  The following table sets forth all cash compensation paid by the Debtors to each of the four most highly compensated executive officers of the Debtors, for services rendered in their respective capacities for the fiscal year ended February 3, 2001:

                                                                                         Compensation
            Name                     Capacity in Which Served             Salary             Bonus        Other4
            ----                     ------------------------             ------             -----        ------
William E. Freeman             Chairman of the Board/                $265,000.06       $47,649.04         $67,189.63
                               Chief Executive Officer/President
James D. Constantine           Senior Vice President/Chief           $172,240.28       $19,000.00         $1,315.26
                               Financial Officer
Glen J. Franchi                Executive Vice President/             $239,656.99       $53,700.01         $4,724.89
                               Chief Operating Officer
Gary W. Rada                   Executive Vice President/             $239,501.34       $56,974.99         $1,643.01
                               General Merchandising Manager

         1.       Certain Limitations on Deductibility of Executive Compensation

                  With certain exceptions, Section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. One such exception applies to certain performance-based compensation (such as certain employee options), provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The Reorganized Debtors will not seek stockholder approval of the New Management Warrants to be issued to the executive officers, and compensation, if any, attributable to such warrants may be subject to the 162(m) limitations.

----------
4 The amounts in this column include (i) temporary housing, life insurance and car allowances paid by the Debtors and (ii) matching contributions made to the named Executive Officers under the Debtors' 401(K) plan.

C.       NEW MANAGEMENT STOCK
         --------------------

                  As described in Section V.B.3 herein, on the Effective Date, the Reorganized Debtors shall issue the New Management Stock. Generally, grants of New Management Stock will be in the form of restricted shares of common stock.

                  The Compensation Committee (the "Compensation Committee") of the Boards of Directors of the Debtors will have the authority to grant New Management Stock to members of the Debtors' management. If no such Compensation Committee exists, the Boards of Directors shall act as the Compensation Committee.

D.       NEW MANAGEMENT WARRANTS
         -----------------------

                  As described in Section V.B.4 herein, on the Effective Date, Reorganized Factory Card will issue New Management Warrants to members of the Reorganized Debtors' management. The shares of New Common Stock issued on exercise of the New Management Warrants shall not be subject to dilution for a four (4) year period and thereafter will be subject to dilution.

E.       NEW EMPLOYEE STOCK OPTION PLAN
         ------------------------------

                  As described in Section V.B.5 herein, approval of the Plan shall also constitute approval of the New Employee Stock Option Plan. Pursuant to the terms and subject to the conditions of the New Employee Stock Option Plan, the Reorganized Debtors shall issue or reserve for issuance the Employee Options to certain of the key employees of the Reorganized Debtors.

                  The Compensation Committee of the Boards of Directors of the Reorganized Debtors or, if no such committee exists, the Boards of Directors, shall administer and make grants of stock options and other awards under the New Employee Stock Option Plan. The New Employee Stock Option Plan may provide for the grant of differing forms of equity based compensation, including, but not limited to, stock options, stock appreciation rights, restricted stock, performance awards, and stock units ("Awards"). The Compensation Committee will have complete discretion to set forth the terms of each Award, including, but not limited to, the determination of the exercise price, vesting schedule and other terms of the New Employee Stock Option Plan.

                  Each Employee Option granted under the New Employee Stock Option Plan shall have an exercise price to purchase a share of stock that is not less than the fair market value of such share on the grant date of such option. Moreover, each Employee Option shall entitle its holder only to appreciation in the value of a share of stock beyond the exercise price provided in such option, subject to the terms of such option and the New Employee Stock Option Plan.

F.       TAX TREATMENT OF EMPLOYEE OPTIONS, NEW MANAGEMENT STOCK, AND NEW
         ----------------------------------------------------------------
         MANAGEMENT WARRANTS
         -------------------

         1.       Stock Option Plan

                  Stock options issued under the New Employee Stock Option Plan are intended to be taxed as "nonqualified stock options" ("NQSO"). A NQSO is an option that does not qualify as an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Tax Code"). In general, an individual who receives a NQSO will not recognize any taxable income on the grant of such option. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of New Common Stock received at the time of exercise over the exercise price. As noted above, the exercise price will be the fair market value of the stock on the date of grant.

                  In view of Section 16(b) of the Exchange Act and related rules and regulations, a recipient of an option under the New Employee Stock Option Plan who is an officer of the Reorganized Debtors or a subsidiary or a beneficial owner of more than ten percent (10%) of any class of registered equity securities of the Reorganized Debtors should consult with his or her tax advisor as to whether the timing of income recognition is deferred for any period following the exercise of a new stock option (a "Deferral Period"). If there is a Deferral Period, absent an effective written election pursuant to
Section 83(b) of the Tax Code, to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares received pursuant to the exercise of an option under the New Employee Stock Option Plan over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

                  The ordinary income received with respect to the Employee Options will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liability that arise upon exercise of a NQSO, an individual may satisfy the liability in whole or in part by directing the Reorganized Debtors to withhold shares of New Common Stock from those that would otherwise have been issuable to the individual or by tendering other shares of New Common Stock owned by the individual. The withheld shares of New Common Stock and other tendered shares will be valued at their fair market value as of the date the tax obligation arises. Individuals who, by virtue of their positions with the Reorganized Debtors, are subject to Section 16(b) of the Exchange Act may elect this method of satisfying the withholding obligation only during certain periods. Generally, upon filing an effective written election pursuant to Section 83(b) of the Tax Code, recipients of the restricted property are thereafter treated as investors in such property who may be entitled to capital gain or loss upon the disposition of such property, which income is not subject to wage withholding and employment taxes. Notwithstanding, if the ultimate tax treatment of Management Incentive Awards is in doubt at the time payments are received by the recipients pursuant to such awards, the Reorganized Debtors will have the right to withhold amounts necessary to satisfy any actual or potential withholding and employment tax obligations.

                  An individual's tax basis in the shares received pursuant to a New Employee Stock Option Plan will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by such individual as a result of the receipt of such shares. The holding period for such shares would begin just after the transfer of New Common Stock, or, in the case of an officer or beneficial owner of more than 10% of any class of registered equity securities of the Reorganized Debtors who does not elect to be taxed as of the date of receipt of the shares, just after the expiration of any Deferral Period associated with such shares, or if the individual filed a valid written election pursuant to section 83(b) of the Tax Code with the IRS within thirty (30) days of the transfer date, the holding period would begin just after the property subject to such election, was transferred. A deduction for federal income tax purposes will be allowed to the Reorganized Debtors or a subsidiary thereof in an amount equal to the ordinary income included in gross income by the individual in connection with the receipt of an option under the New Employee Stock Option Plan, provided that such amount constitutes an ordinary and necessary business expense, is reasonable, and the limitations of Sections 162(m) and 280G of the Tax Code do not apply.

         2.       New Management Stock

                  The Compensation Committee of the Reorganized Debtors, or the Board of Directors if there is no such committee, will have the authority to make grants of New Management Stock (restricted shares of common stock) that will be distributed to certain members of the management of the Reorganized Debtors. Recipients of certain restricted property may accelerate the taxation of such property by filing a written election pursuant to Section 83(b) of the Tax Code within thirty (30) days of the transfer date, electing to take the excess (on such date) of the fair market value of such shares over their exercise price, into income as of the date of transfer.

                  In general, an individual who receives shares of New Management Stock will not recognize any taxable income on the grant of such shares. Generally, when restriction on the shares of New Management Stock lapse, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of New Common Stock received at the time such restrictions lapse over the fair market value on the date the stock was transferred.

         3.       New Management Warrants

         Certain members of the Reorganized Debtors will receive New Management Warrants. Generally, individuals who receive and exercise warrants are treated in the same manner as individuals who receive NQSOs.

         4.       Certain Limitations on Deductibility of Executive Compensation

                  With certain exceptions, Section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including amounts received pursuant to an incentive plan). One such exception applies to certain performance-based compensation, provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The New Management Stock is not subject to any performance criteria other than the continued employment of the holders of such stock and, therefore, may be subject to the 162(m) limitations. The Reorganized Debtors will not seek stockholder approval of the New Employee Stock Option Plan or the New Management Warrants at this time. Accordingly, compensation payable under the New Employee Stock Option Plan and the New Management Warrants may be subject to the 162(m) limitations.

         5.       Change of Control

                  Vesting of Employee Options and New Management Stock may accelerate upon a "change of control" (as defined in Section 280G of the Tax
Code). In general, if the total amount of payments to plan participants that are contingent upon a change of control, including payments under the New Employee Stock Option Plan and pursuant to the New Management Stock, equals or exceeds three times the applicable participant's "base amount" (generally such participant's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Tax Code, in which case a portion of such payments would be non-deductible to the Reorganized Debtors and the recipient would be subject to a 20% excise tax on such portion of the payments.

G.       MANAGEMENT SEVERANCE PLAN
         -------------------------

                  The Debtors' Amended Management Severance Plan (the "Management Severance Plan"), which became effective on June 29, 2000 and was amended and restated on July 27, 2001, and was approved by the Bankruptcy Court by an order dated October 25, 2001, provides severance benefits for certain Eligible Employees. Defined terms used in this summary shall have the meanings ascribed to such terms in the Management Severance Plan. Pursuant to the Management Severance Plan, in circumstances where an Eligible Employee is terminated without Cause or resigns for Good Reason, such employee is entitled to (i) severance pay equal to his or her Monthly Pay Rate in effect on the termination date multiplied by (a) eighteen months, if the participant is the Chief Executive Officer, an Executive Vice President or a Senior Vice President,
(b) twelve months, if the participant is a Vice President, (c) six months if the participant is a director, and (d) three months if the participant is a district manager, buyer or manager, (ii) a pro rata share of the bonus amount that the participant would have been entitled to had he remained employed until the end of the calendar year, and (iii) continued participation in health and life insurance benefit plan through the period for which he is entitled to severance benefits.

                  Pursuant to the Plan, on the Effective Date, the Reorganized Debtors will adopt and assume all obligations under the Management Severance Plan.

H.       ASSOCIATE RETENTION PROGRAM SPRING 2001
         ---------------------------------------

                  Since the Commencement Date, the Debtors have had in place a retention bonus program the purpose of which was to reduce employee turnover and preserve employee morale during the Chapter 11 Cases. The most recent extension of the retention program occurred effective July 29, 2001 when the Debtors implemented the Associate Retention Program Fall 2001 (the "Current Retention Program"). This extension covered the period July 20, 2001 through November 3, 2001. Pursuant to the Current Retention Program, each eligible associate who was employed on July 29, 2001 and continues in the Debtors' employ through the Confirmation Date of a plan of reorganization, unless terminated by the Debtors without cause, is entitled to a bonus payment. The bonus payment is equal to a percentage of the employee's annual salary that ranges from 3.8% to 5.57%, fifty percent (50%) of which was paid to non-officers on November 3, 2001, with the balance due 90 days following the Confirmation Date. For officers, fifty percent (50%) of the bonus will be payable on the Confirmation Date and the balance is due 90 days following the Confirmation Date.

                  The Debtors estimate that the Current Retention Program will result in payments aggregating approximately $435,108 to 460 employees. In addition, the Debtors will be obligated on the Confirmation Date to make payments to 9 senior executives and 2 previous employees, pursuant to their respective severance agreements, whose retention payments for prior periods aggregate $343,032 and have been deferred until confirmation.

I.       INCENTIVE BONUS PROGRAM
         -----------------------

                  Under the terms of the Debtors' Incentive Bonus Program, eligible employees receive an incentive bonus based upon the Debtors' earnings before interest, taxes, depreciation and amortization, and before restructuring expenses and reserves (hereinafter referred to as "EBITDAR"). There are seventy employees that currently are eligible to participate in the Incentive Bonus Program. The amount of Incentive Bonus payable to any eligible employee depends upon the level of EBITDAR achieved by the Debtors for their current fiscal year. Eligible employees are to be paid 25% of their target Incentive Bonus at mid-year if the Debtors' performance is on track to achieve at least the EBITDAR target of $8,269,000. Eligible employees are paid the full amount of their Incentive Bonus, reduced by the amount of the first half bonus paid, if any, if the Debtors meet at least the minimum EBITDAR target for the full fiscal year. The Debtors' target EBITDAR for fiscal year 2001 is $8,269,000. At that level, each employee would get 100% of his incentive bonus. If the Debtors' EBITDAR is less than $7,025,000, no incentive bonuses will be paid. The amount of the incentive bonus, on a pro rata basis, that eligible employees will receive if EBITDAR is between $7,025,000 and $10,750,000 increases from 50% to 150% of the incentive bonus set forth for each employee. The plan also allows for the Board of Directors of the Debtors to make a discretionary bonus to eligible employees in the event that EBITDAR exceeds $10,750,000.

                  The estimated cost of the Incentive Bonus Program, at the target EBITDAR of $8,269,000 is approximately $1,350,000. The projected payment amount for fiscal year 2001 is approximately $1,950,000.

                  The Incentive Bonus Program expires with the current fiscal year. The Board of Directors of the Debtors and, on and after the Effective Date, the Reorganized Debtors, may establish the bonus amounts and performance measures with respect to future years.

                         VIII. SECURITIES LAWS MATTERS

A.       EXEMPTIONS FROM REGISTRATION REQUIREMENTS
         -----------------------------------------

                  Holders of Allowed General Unsecured Claims and Allowed Equity Interests will receive new securities pursuant to the Plan. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a plan of reorganization.

         1. Issuance and Resale of New Common Stock and New Equity Warrants Under the Plan of Reorganization.

                  Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933 (the "Securities Act") the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor, and in the case of warrants so issued under a chapter 11 plan, also generally exempts the issuance of stock issued upon exercise of such warrants. In reliance upon this exemption, the New Common Stock (other than the New Management Stock and the common stock issuable upon the exercise of New Management Warrants) and the New Equity Warrants that will be issued on the Effective Date and the Trade Conversion Notes and the New Common Stock that will be issued upon the conversion of the Trade Conversion Notes, as provided in the Plan, generally will be exempt from the registration requirements of the Securities Act. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant an exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

                  Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is a control person of the issuer of the securities or other issuer of the securities within the meaning of Section 2(11) of the Securities Act. The legislative history of
Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a "control person."

                  Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act. Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

                  Whether any particular person would be deemed to be an "underwriter" with respect to any security issued under the Plan would depend upon the facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an "underwriter" with respect to any security issued under the Plan.

                  In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of the reorganizing Debtors, the Debtors make no representations concerning the right of any person to trade in the New Common Stock, New Equity Warrants or Trade Conversion Notes to be distributed pursuant to the Plan. Moreover, as described in Section V.O.4 herein, the New Common Stock will be subject to certain other trading restrictions. Accordingly, the debtors recommend that potential recipients of securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

         2. Issuance and Resale of New Management Stock, New Management Warrants and Common Stock Issued Upon the Exercise of the New Management Warrants

         The New Management Stock and New Management Warrants issued to management pursuant to Sections 8.6 and 8.7 of the Plan, respectively, and the common stock issuable upon the exercise of the New Management Warrants, are being offered by the Debtors based on Section 4(2) of the Securities Act and are not securities exempt from registration under section 1145 of the Bankruptcy Code. These securities will be restricted securities and may not be resold by the holders thereof unless there is a registration statement covering such warrants and shares which has been declared effective or such resale is exempt from registration under applicable provisions of the Securities Act. The New Management Stock and New Management Warrants, and the common stock issuable upon the exercise of such New Management Warrants, will be appropriately legended.

         3.       Public Reporting

                  Unless otherwise determined by the new board of directors, Reorganized Factory Card will use its best efforts to continue to be a reporting company under the Securities Exchange Act of 1934.

                                 IX. VALUATION

                  The Debtors have been advised by CDG with respect to the value of the Reorganized Debtors. CDG has undertaken its valuation analysis for the purpose of determining the value of the Reorganized Debtors' equity for purposes of fresh start accounting.

                  The value is as of an assumed Effective Date of April 6, 2002 and is based on an analysis undertaken by CDG in January, 2002. The Debtors and CDG are not aware of any changes as of the date hereof that would materially alter or affect their analysis. The reorganization value includes the going concern value of the Debtors' business and cash and debt projected to be distributed to holders of Allowed Priority Claims and Allowed Unsecured Claims under the Plan. Based upon the foregoing assumptions, and based upon advice from CDG, the reorganization value of the Reorganized Debtors was assumed for purposes of the Plan by the Debtors to be approximately $42.5 million.

                  Based upon the reorganization value set forth above, and the fact that there will be no debt or contractual payment obligation other than the Working Capital Facility, capitalized leases, the Trade Conversion Note and the Extended Creditor Payment Obligations post-Effective Date, the Debtors have employed an assumed equity value of $11.3 million.

                  The foregoing valuation is based on a number of assumptions, including a successful reorganization of the Debtors' business in a timely manner, the achievement of the forecasts reflected in the financial projections, the continuation of current market conditions through the Effective Date, and the Plan becoming effective in accordance with its terms.

                  In determining reorganization value, CDG relied upon the Debtors' projections which contained the same operating assumptions as the Projected Financial Information annexed hereto as Exhibit E. Such assumptions include, but are not limited to, the following:

                  o Management has forecasted Fiscal 2001 operating results with estimated revenues of $227.3 million and EBITDA of $10.5 million;

                  o The Debtors' business plan FY 2002 through FY 2005 assumes:

                           o Total stores are projected to be 175 in FY 2002 and increasing to 210;

                           o Comparable store sales of 2.9% in FY and 4.0% thereafter;

                           o Gross margin of 52.5% increasing to 52.7% by the end of the projected period; and

                           o Projected EBITDA of $9.5 million in FY 2002 increasing to $15.7 million in FY 2005.

                  The estimated reorganization value does not purport to be an appraisal or necessarily reflect the value which may be realized if assets are sold. The estimated value represents a hypothetical reorganization value of the Reorganized Debtors. Such estimate reflects the application of various valuation techniques and does not purport to reflect or constitute an appraisal, a liquidation value or an estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The estimate of the reorganization value representing the hypothetical reorganization enterprise value of the Reorganized Debtors was developed solely for purposes of fresh start accounting.

                  The value of an operating business such as the Debtors' business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. AS A RESULT, THE ESTIMATE OF REORGANIZATION VALUE SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ANY ACTUAL OUTCOME, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THAT SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, CDG, OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE NEW COMMON STOCK IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.

A.       METHODOLOGY
         -----------

                  In preparing its valuation, CDG performed a variety of analyses and considered a variety of factors. The summary of the analysis and factors contained herein does not purport to be a complete description of the analysis and factors considered. In determining the value of the Reorganized Debtors, CDG primarily relied upon comparable company trading and transaction multiples and discounted cash flows. In addition, factors that were considered in determining value included, but were not limited to, current economic conditions, risk factors associated with the projections, and the degree of impact an individual value driver had on overall value.

                  In determining estimated reorganization value, CDG made judgments as to the weight to be afforded to and the significance and relevance of each analysis and factor. CDG did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, CDG believes that its valuation must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create a misleading or incomplete view of the processes underlying the preparation of its findings and conclusions. In its analyses, CDG made numerous assumptions with respect to the Debtors' industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Debtors' control. In addition, analyses relating to the value of the Debtors' business or securities do not purport to be appraisals or to reflect the prices at which such business or securities will trade.

THE VALUATION REPRESENTS THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS AND DOES NOT NECESSARILY REFLECT THE VALUE THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

                    X. CERTAIN RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AND EQUITY INTERESTS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS
         -------------------------------------

         1.       Risk of Non-Confirmation of the Plan

                  Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

         2.       Non-Consensual Confirmation

                  In the event any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the request of the Debtors if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any "insider" in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section VI. The Debtors believe that the Plan satisfies these requirements.

                  As evidenced by the letters from the Creditors' Committee and the Equity Committee accompanying this Disclosure Statement, both the Creditors' Committee and the Equity Committee support the Plan. Although the Equity Committee has expressed its disagreement with the assertions of the Debtors as to the Debtors' legal and factual arguments in favor of substantive consolidation, the valuation of the Debtors and the need for releases of the Debtors' officers and directors, given the consideration provided to holders of Factory Card Equity Interests under the Plan, the Equity Committee supports the Plan as a justified and reasonable compromise of the foregoing issues and urges holders of Factory Card Equity Interests to vote in favor of the Plan.

         3.       Risk of Non-Occurrence of the Effective Date

                  The Reorganized Debtors' ability to consummate the Plan is subject to its obtaining a Working Capital Facility. There can be no assurance that the conditions to such funding will be satisfied.

                  Further, although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in Section 10.1 of the Plan have not occurred or been waived by the Debtors within 60 days after the Confirmation Date, the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtors and all holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtors' obligations with respect to Claims and Equity Interests would remain unchanged.

B.       RISKS TO RECOVERY BY HOLDERS OF GENERAL UNSECURED CLAIMS
         --------------------------------------------------------

                  Pursuant to the Plan, each holder of an Allowed General Unsecured Claim will receive its Pro Rata Share of the Distributable Cash, the New Common Stock and the Extended Creditor Payment Amount. Holders of General Unsecured Claims that are Allowed Claims (or partially Allowed Claims) on the Effective Date will receive payment on the Initial Distribution Date. Holders of General Unsecured Claims that become Allowed Claims (or partially Allowed Claims) after the Effective Date will receive payment on the next Successive Distribution Date that follows the month during which such General Unsecured Claim becomes an Allowed Claim (or partially Allowed Claim). The Debtors currently estimate that, upon the final reconciliation of all General Unsecured Claims, the amount of Allowed General Unsecured Claims will aggregate approximately $44 million. The Debtors estimate that the total Cash distribution to holders of General Unsecured Claims will be approximately $3,600,000. In addition, the Debtors estimate that the value of the distribution of New Common Stock to holders of General Unsecured Claims shall be approximately $10.1 million. Based upon such estimates, the Debtors believe that the distribution to be made to each holder of a General Unsecured Claim will be approximately 31.2% of such claim amount. To the extent that the amount of Allowed General Unsecured Claims is significantly higher than the amount estimated by the Debtors, the percentage distribution to holders of General Unsecured Claims may decrease.

                  In addition, there is a risk that the Bankruptcy Court will not approve of the Debtors' substantive consolidation. In such event, if the Debtors determined to amend the Plan in accordance with the procedures set forth therein, so that it pertained to the reorganization of FCO only, then the amount of the recovery to holders of General Unsecured Claims against FCO could be decreased by more than 50% if the Intercompany Entries are deemed to be "Claims" against FCO. See Sections V.H and V.I for a detailed discussion of this risk.

         1.       Competitive Conditions

                  The greeting card, party supplies and special occasion industry is highly competitive. The Debtors currently compete against a diverse group of retailers, ranging from other party supply and greeting card retailers to designated departments in drug stores, general mass merchandisers, supermarkets, and department stores of local, regional and national chains. The Debtors also compete with convenience stores, warehouse/merchandise clubs, and discount general merchandise chains. In addition, a trend towards discounting the cost of party supplies and greeting cards is developing and the Debtors may encounter additional competition from new entrants in the future. Some of the Debtors' competitors have substantially greater financial resources and experience than the Debtors.

         2.       Failure to Obtain New Customers or Retain Existing Customers

                  The Debtors' core operations rely on a stable, steadily increasing customer base. Failure to maintain existing customers and obtain new customers will adversely affect the Debtors' market position.

         3.       Higher Administrative Expenses

                  Higher selling, general and administrative expenses occasioned by the potential need for additional advertising, marketing, administrative or management information systems expenditures could negatively impact the Debtors' business and operations.

         4.       Risks Regarding Extension of Trade Credit

                  The Plan is premised, in part, on the extended credit limits, extended payment terms and seasonal overadvances that are to be provided by certain of its vendors. Accordingly, while the Debtors are not aware of any reasons to question the operational or financial ability of such vendors either to ship or provide such terms, the inability of any of such vendors to do so could adversely affect the Reorganized Debtors' projected financial performance.

         5.       Adverse Publicity

                  The Debtors generally operate, and the Reorganized Debtors will operate, in medium sized towns and suburban neighborhoods. Adverse publicity or news coverage relating to the Debtors could negatively impact the Reorganized Debtors' efforts to establish and promote name recognition and a positive image.

         6.       Ability to Refinance Certain Indebtedness

                  Following the Effective Date of the Plan, the Reorganized Debtors' working capital borrowings and letter of credit requirements are anticipated to be funded under the Working Capital Facility. See Section VI.E. There can be no assurance that the Reorganized Debtors, upon expiration of the Work Capital Facility, will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, would be on terms equally favorable to the Reorganized Debtors.

         7.       Projected Financial Information

                  The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Business Plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, retail industry performance, certain assumptions with respect to competitors of the Reorganized Debtors, general business and economic conditions and other matters, most of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

         8.       Hart-Scott-Rodino Act Requirements

                  The Debtors believe that the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and waiting period requirements provided for thereunder are not applicable to the Plan.

         9.       Certain Tax Matters

                  For a summary of certain federal income tax consequences of the Plan to the Debtors and certain holders of Claims and Equity Interest, see
Section XI below.

             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Equity Interests. The following summary does not address the federal income tax consequences to holders whose Claims or Equity Interests are entitled to reinstatement or payment in full in Cash under the Plan (e.g., holders of Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims and Substantial Contribution Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims, Allowed Sensormatic Secured Claims, and FCO Equity Interests). In addition, this summary does not address the federal income tax consequences to holders of Keycorp Secured Claims and IBM Secured Claims as a result of the stipulation and settlement of such Claims.

                  The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

                  Unless otherwise specified, this discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS AND

EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.       CONSEQUENCES TO THE DEBTORS
         ---------------------------

                  The Debtors have reported a consolidated net operating loss ("NOL") carryforward for federal income tax purposes of approximately $53 million for the taxable year ended February 3, 2001. The amount of such NOL carryforwards remains subject to adjustment by the IRS. Moreover, as discussed below, the amount of such NOL carryforwards, and possibly certain other tax attributes, may be significantly reduced, and the subsequent utilization of such NOL carryforwards and other tax attributes may be restricted upon the implementation of the Plan.

         1.       Cancellation of Debt

                  In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards and current year NOLs, tax credits, and tax basis in assets - by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration distributed in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). If the amount of COD exceeds the tax attributes available for reduction, the remaining COD is not subject to tax. In general, the amount of consideration is the sum of the fair market value of the distributed property and, in the case of the issuance of a new debt obligation, the "issue price" of such obligation as determined for federal income tax purposes.

                  As a result of the discharge of Claims pursuant to the Plan, the Debtors will realize significant COD. The extent of such COD and resulting tax attribute reduction will depend, in part, on the amount of Cash ultimately distributable to holders of Claims, the "issue price" of the Extended Creditor Payment Obligation and the fair market value of the New Common Stock distributed to holders of Allowed General Unsecured Claims.

         2.       Limitation on NOL Carryforwards and Other Tax Attributes

                  Following the implementation of the Plan, any current year consolidated NOLs and certain other tax attributes of the Debtors allocable to periods prior to the Effective Date, and any carryforwards of NOLs or other tax attributes, will be subject to the provisions of Section 382 of the Tax Code.

                  Under Section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. The issuance of the New Common Stock to holders of Allowed General Unsecured Claims and members of the Debtors' management pursuant to the Plan will constitute an ownership change of the Debtors. As discussed below, the Debtors anticipate that they will qualify for the special bankruptcy exception to the annual limitation.

                           a.       General Section 382 Limitation

                  In general, the amount of the annual limitation to which a corporation (or an affiliated group of corporations filing a consolidated tax return (a "consolidated tax group")) would be subject is equal to the product of
(i) the value of the equity of the corporation (or, in the case of a consolidated tax group, the common parent) immediately before the ownership change (with certain adjustments) and (ii) the "long-term tax exempt rate" in effect for the month in which the ownership change occurs (5.01% for ownership changes occurring in February 2002). For a corporation (or a consolidated tax group) in bankruptcy that undergoes an ownership change pursuant to a confirmed plan, the equity value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

                  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent year. However, if the corporation (or the consolidated tax group) does not continue its historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation would be zero.

                  As indicated above, Section 382 can operate to limit deductions for built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or a consolidated tax group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deductions), any built-in losses recognized during the following five years (up to the amount of the original built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated tax group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation's (or consolidated tax group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. It is currently anticipated that the Debtors will be in a net unrealized built-in loss position on the Effective Date.

                           b.       Special Bankruptcy Exception

                  An exception to the general annual limitation described above applies where the stockholders and/or qualified creditors of a debtor retain or receive, in respect of their Claims or Equity Interests, at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed bankruptcy plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three taxable years preceding the date of the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income. A debtor that otherwise qualifies for this exception may, if it so desires, elect to not apply it and instead remain subject to the annual limitation rules described above.

                  A qualified creditor generally includes (i) a creditor who has held its debt for at least 18 months prior to the chapter 11 case and (ii) a creditor whose claim arose in the ordinary course of the debtor's business and who has continuously held such claim since its inception. A creditor who obtained its claim from another holder may be treated as having held its claim for the holding period of such other holder under limited circumstances, including where the claim was transferred pursuant to certain customary commercial factoring transactions or certain corporate reorganizations. In addition, any stock received by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as received by a qualified creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period. In order to monitor the trading in claims and protect against any significant accumulation of claims, the Plan requires that the Debtors receive 20 days notice of such transfer, substantially in the form of Exhibit 5.4(f) to the Plan.

                  Accordingly, subject to any subsequent trading in the General Unsecured Claims, the Debtors anticipate that the Debtors would qualify for, and avail themselves of, this exception. Because no interest deductions have been claimed by the Debtors with respect to any General Unsecured Claim, there should be no reduction in the amount of the Debtors' NOL carryforwards required by this exception. It is also important, however, that the Debtors not undergo a subsequent ownership change, particularly within two years of the Effective Date. Accordingly, pursuant to the Plan, the Certificate of Incorporation will, for a two-year period, restrict any person and certain groups of persons (i) from accumulating 5% or more of the New Common Stock and (ii) who upon implementation of the Plan owns 5% or more, from acquiring additional New Common Stock.

         3.       Alternative Minimum Tax

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

                  In addition, if a corporation undergoes an "ownership change" within the meaning of Section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

                  Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in any future taxable year in which the corporation is not subject to the AMT.

                  Congress is currently considering a tax stimulus bill that, if enacted in its current form, would repeal the AMT. Whether the repeal of the AMT will remain a feature of any legislation that may be enacted is uncertain.

         4. Issuance of the Extended Creditor Payment Obligation and the Trade Conversion Notes

                  The Extended Creditor Payment Obligation will be treated as issued with original issue discount ("OID"). The Reorganized Debtors should be able to take deductions with respect to such OID which correspond to the inclusion of OID into income by holders of the Extended Creditor Payment Obligation. See "Consequences to Holders of Certain Claims - Consequences to Holders of General Unsecured Claims - Ownership and Disposition of the Extended Creditor Payment Obligation," below.

                  Deductions of stated interest and OID with respect to the Trade Conversion Notes by the Reorganized Debtors may be subject to limitations under Section 163(l) of the Tax Code. Section 163(l) of the Tax Code disallows a deduction for interest paid or accrued with respect to a "disqualified debt instrument". A disqualified debt instrument includes any indebtedness of a corporation if (i) a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in, or convertible into, such equity, (ii) a substantial amount of the principal or interest is required to be determined, or at the option of the issuer or a related party is determined, by reference to the value of such equity, or (iii) the indebtedness is part of an arrangement which is reasonably expected to result in a transaction described in clause (i) or (ii). For this purpose, principal or interest is treated as required to be so paid, converted or determined if it may be required at the option of the holder or a related party and there is a "substantial certainty" that the option will be exercised.

B.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS
         -----------------------------------------

         1.       Consequences to Holders of Convenience Claims

                  Pursuant to the Plan, a holder of an Allowed Convenience Claim will receive Cash in satisfaction of its Claim.

                  In general, each holder of an Allowed Convenience Claim will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest, and other than any amount required to be treated as imputed interest due to its receipt after the Effective Date) and
(ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the treatment of any Claim for accrued but unpaid interest, see "Distributions in Discharge of Accrued Interest," below. Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

                  Because distributions to holders of Allowed Convenience Claims will not be made until at least 60 days after the Effective Date, the imputed interest provisions of the Tax Code may apply to treat a portion of any distributions as imputed interest. Such imputed interest may (with respect to certain holders) accrue over time using a constant interest method, in which event the holder may be required to include such imputed interest in income prior to the actual distribution.

         2.       Consequences to Holders of General Unsecured Claims

                  Pursuant to the Plan, holders of Allowed General Unsecured Claims will be entitled to receive, in satisfaction of their Claims, Cash and the Extended Creditor Payment Obligation, and may be entitled to receive New Common Stock. In addition, Surplus Distributions may be received as Disputed Claims are resolved and amounts reserved with respect to such Claims are released.

                           a. Recognition of Gain or Loss

                  In general, each holder of an Allowed General Unsecured Claim should recognize gain or loss in an amount equal to the difference between (x) the "amount realized" by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (y) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). The "amount realized" by a holder of an Allowed General Unsecured Claim generally will equal the sum of (i) the amount of Cash, (ii) the "issue price" of the Extended Creditor Payment Obligation (and, if such obligation is not considered traded on an established securities market, the fair market value of the contingent portion of such obligation, see "Ownership and Disposition of the Extended Creditor Payment Obligation," below), and (iii) the fair market value of the New Common Stock, if any, received by the holder in satisfaction of a Claim (other than to the extent any amount realized is treated as imputed interest due to the post-Effective Date payment of such amounts). For a discussion of the tax consequences of any Claims for accrued interest, see "Distributions in Discharge of Accrued Interest," below.

                  Initial distributions to holders of Allowed General Unsecured Claims will not be made until at least 60 days after the Effective Date. In addition, Surplus Distributions may be received following the resolution of Disputed Claims. Accordingly, the imputed interest provisions of the Tax Code may apply to treat a portion of any distributions as imputed interest. Such imputed interest may (with respect to certain holders) accrue over time using a constant interest method, in which event the holder may be required to include such imputed interest in income prior to the actual distribution. In addition, because distributions may be made to holders of General Unsecured Claims after the initial distribution, any loss, and a portion of any gain, realized by a holder may be deferred until all such subsequent distributions are made. Moreover, all holders of General Unsecured Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holder in respect of its General Unsecured Claim.

                  Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

                  A holder's tax basis in any New Common Stock received will equal its fair market value and its tax basis in the Extended Creditor Payment Obligation received will equal the amount realized with respect to such obligation. The holding periods for the New Common Stock and the Extended Creditor Payment Obligation generally will begin the day following the issuance of such stock and obligation.

                  Notwithstanding the foregoing, it is possible the IRS may attempt to treat the satisfaction of Allowed General Unsecured Claims against FCO as a non-recognition transaction. If so treated, it is nevertheless likely, due to the receipt of Cash and the Extended Creditor Payment Obligation, that a holder would still be required to recognize its full gain, if any, but would not be permitted to recognize any loss. In the latter event, the holder's tax basis in its New Common Stock would reflect the unrecognized loss. In addition, the holder's holding period in the New Common Stock would, in whole or in part, include its holding period in its Claim. However, the Debtors believe, and the discussion herein assumes, that the satisfaction of the Allowed General Unsecured Claims should be treated as a fully taxable transaction, in which both gain and loss may be recognized.

                            b. Ownership and Disposition of Extended Creditor
Payment Obligation

                  Pursuant to the Plan, the Extended Creditor Payment Amount is payable no later than the third anniversary of the Effective Date. However, a portion of the Extended Payment Amount (approximately 2/3rds) is subject to mandatory prepayment upon certain conditions (such as Excess Availability).

                  Because the timing of the required repayment of the Extended Creditor Payment Amount is partially contingent, it appears, and the following discussion assumes, that the Extended Creditor Payment Obligation will be treated as a "contingent payment debt instrument" under applicable Treasury regulations governing the treatment of OID and related items.

                  In general, OID is the excess of the stated redemption price at maturity of a debt obligation over its issue price; however, the determination of the issue price and stated redemption price at maturity is subject to complex regulations and legal and interpretational issues, particularly in the case of contingent obligations. In addition, the federal income tax treatment of the Extended Creditor Payment Obligation depends, in part, upon whether the Extended Creditor Payment Obligation is considered to be traded on an "established securities market" (a determination which is made based on the trading in the Extended Creditor Payment Obligation during the sixty day period ending thirty days after the Effective Date). Pursuant to applicable Treasury Regulations, an "established securities market" includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or (ii) that price quotations for such notes are readily available from dealers, brokers or traders. Each holder of an Allowed General Unsecured Claim is urged to consult its tax advisors regarding the tax consequences of the ownership and disposition of the Extended Creditor Payment Obligation.

                           If Not Traded on an Established Securities Market.
If, as is most likely, the Extended Creditor Payment Obligation is not considered traded on an established securities market, the contingent and noncontingent portions of the Extended Creditor Payment Obligation generally will be treated separately for OID purposes.

                           The noncontingent portion of the Extended Creditor
Payment Obligation (i.e., the approximately 1/3rd portion that is not subject to possible mandatory prepayment) will be treated as having an issue price equal to the present value of such noncontingent portion, discounted based on the applicable federal rate in effect on the Confirmation Date for 3-year obligations. The applicable federal rate is set monthly by the IRS in accordance with section 1274(d) of the Code. The resulting OID (equal to the amount by which the noncontingent payments have been discounted) generally will be required to be accrued and included in the holder's gross income as interest over the three year term of the Extended Creditor Payment Obligation based on the constant interest method, regardless of the holder's method of accounting. Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income.

                           The contingent portion also has an OID component;
however, the amount treated as OID is not determinable until the contingency (i.e., the possibility of mandatory prepayment) either occurs or doesn't occur. At that time (which will be after the first and second anniversaries of the Effective Date), a portion of the Extended Creditor Payment Obligation will either have been actually paid in cash or, under the regulations, will be deemed paid with a note maturing upon the maturity date of the Extended Creditor Payment Obligation. In the case of an actual cash payment, the amount of OID is computed as the difference between the amount of the payment and the principal amount of such payment, determined by discounting the payment back to the issue date, using the applicable federal rate that would have been in effect for the Extended Creditor Payment Obligation if the term of the Extended Creditor Payment Obligation began on the issue date (i.e. the Effective Date) and ended on the date the payment is made. The amount of such OID is includable at such time as interest in the holder's gross income. The principal amount of the payment will be applied to reduce the holder's basis in the contingent portion of such holder's share of the Extended Creditor Payment Obligation (which will be the fair market value of the contingent payments as of the date of issue), with any excess treated as gain from the sale or exchange of the obligation.

                           To the extent that the contingent portion is deemed
paid with a note, the note will have an issue price determined by taking the amount payable under the note and discounting it back to the deemed issue date of the note using the applicable federal rate in effect on the Effective Date for 3-year obligations. The issue price will then be treated, for purposes of computing the amount of includable OID for preceding period, in the same manner as an actual cash payment. In addition, the note will be treated as having been issued with OID - which generally is required to be accrued and included in the holder's gross income as interest over the term of the note - equal to the difference between the issue price and the amount payable under the note.

                           Upon the sale or exchange of a holder's share of the
Extended Creditor Payment Obligation, the amount received by such holder will be allocated first to the noncontingent portion of its share of the Extended Creditor Payment Obligation to the extent of its then adjusted issue price (and to any contingent payments that have become fixed and treated as paid with a separate note). The remainder of the amount received, if any, will be treated as payment of the contingent portion and characterized as interest and principal in the same manner as an actual cash payment.

                   If Traded on an Established Securities Market. In general, if the Extended Creditor Payment Obligation is traded on an established securities market, its issue price will be its fair market value as of the Effective Date. The amount of OID (i.e., the difference between the Extended Creditor Payment Obligation Amount and the issue price) generally will accrue and be includable in the holders' gross income based on the yield at which comparable fixed rate debt would be issued by the Reorganized Debtors (without adjustment for the riskiness of the contingencies in the Extended Creditor Payment Obligation or the liquidity of such obligation), but not less than the applicable federal rate based upon the overall maturity of the obligation, as reasonably determined by the Debtors. Thus, interest income may be recognized by a holder in advance of cash payments.

                  In addition, the Debtors generally would be required to construct a payment schedule reflecting all expected contingent payments and adjusted to reflect the derived yield, and provide such schedule to holders of the Extended Creditor Payment Obligation. If the amount of the actual payments received by a holder for any period exceeds the projected payments for such period, the excess generally will be treated as additional interest income. In contrast, any deficiency generally will be treated as an adjustment to the amount received in subsequent periods or upon maturity.

                           In general, in the event a portion of the Extended
Creditor Payment Amount that is subject to possible mandatory prepayment is not prepaid, the Reorganized Debtors will nevertheless be treated as having made a payment with respect to the Extended Creditor Payment Obligation equal to the then present value of such portion of the Extended Creditor Payment Amount, discounted back at a rate equal to the yield at which OID was originally determined to accrue on the Extended Creditor Payment Obligation.

                  Any gain realized by a holder upon the sale or exchange of such holder's portion of the Extended Creditor Payment Obligation would be treated as ordinary interest income, whereas any loss generally would be treated as ordinary loss only to the extent it does not exceed the net amount the holder previously included as interest income, and thereafter as capital loss.

                           c. Ownership and Disposition of New Common Stock

                  In the event that the terms of any warrants or options to be issued pursuant to the Plan or the Trade Conversion Notes do not provide appropriate adjustments to the number of shares of New Common Stock receivable upon exercise or conversion, or to the exercise or conversion price, in connection with transactions affecting the New Common Stock, a holder of New Common Stock could be treated, at the time of such a transaction, as receiving a constructive distribution that could be taxable to it under Section 305 of the Tax Code.

                   Upon a subsequent sale or other taxable disposition of New Common Stock received pursuant to the Plan (or any stock or property received for it in a later tax-free exchange), any gain recognized by a holder will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, and (ii) with respect to a cash-basis holder, any amounts which would have been included in its gross income if the holder's Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

                           d. Treatment of Distribution Pool

                  Pursuant to the Plan, distributable amounts retained pending resolution of Disputed General Unsecured Claims will be set aside in the Distribution Pool. Accordingly, all Cash and New Common Stock, to the extent allocable to Disputed Claims (including the portion of Distributable Cash and the Extended Creditor Payment Amount that relates to the Disputed Claims, i.e., such Claims' share of the Extended Creditor Payment Obligation), would be payable to the Distribution Pool with respect to such Claims.

                  Under Section 468B(g) of the Tax Code, income earned by an escrow account, settlement fund, or similar fund is subject to current tax. Although certain Treasury Regulations have been issued under this section, no Treasury Regulations have as yet been promulgated to address the tax treatment of accounts in a bankruptcy setting. Thus, depending on the facts, such accounts possibly could be treated as a separately taxable trust, as a grantor trust treated as owned by the holders of Claims or by the Reorganized Debtors, or in some other manner.

                  On February 1, 1999, the IRS issued a proposed Treasury Regulation that, if finalized in its current form, would establish the tax treatment of reserves of the type here involved. In general, such Treasury Regulation would tax such a reserve as a "qualified settlement fund" governed by Treasury Regulation Section 1.468B-1 et seq. Qualified settlement funds are subject to a separate entity level tax. The proposed Treasury Regulations would apply to reserves that are established after the date such Treasury Regulation becomes final. As to previously established accounts or reserves, the proposed Treasury Regulation provides that the IRS would not challenge any reasonable, consistently applied method of taxation for income earned by the escrow, and any reasonable, consistently applied method for reporting such income.

                  Pursuant to the Plan, and subject to definitive guidance to the contrary by a court or from the IRS (including the issuance of applicable Treasury Regulations, the receipt by the Reorganized Debtors of a private letter ruling if the Reorganized Debtors so request one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Reorganized Debtors), the Reorganized Debtors shall, from and after the Initial Distribution Date, treat the Distribution Pool as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (Sections 641 et seq.); provided, however, that if the Reorganized Debtors determine that the Distribution Pool constitutes a "qualified settlement fund" within the meaning of Treasury Regulation Section 1.468B-1 et seq., they shall treat the Distribution Pool accordingly. To the extent permitted by applicable law, the Distribution Pool shall be treated consistently for state and local income tax purposes. Similarly, pursuant to the Plan, all parties (including holders of Disputed General Unsecured Claims) are required to report consistently for tax purposes.

                  Accordingly, subject to issuance of definitive guidance, or the Reorganized Debtors otherwise determining that the Distribution Pool constitutes a "qualified settlement fund" under current law, the Reorganized Debtors will report on the basis that any amounts earned by the Distribution Pool are subject to a separate entity level tax, except to the extent such earnings (including any interest earned with respect to the portion of an Extended Creditor Payment Obligation relating to a Disputed Claim) are distributed during the same taxable year. Any amounts earned by the Distribution Pool and distributed to a holder during the same taxable year will be includible in such holder's gross income. Each holder is urged to consult its tax advisor regarding the potential tax treatment of the Distribution Pool and the resulting consequences to such holder.

         3.       Distributions in Discharge of Accrued Interest

                  Pursuant to the Plan, all distributions in respect of each Claim will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter to the remaining portion of such Claim, if any. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent that any amount received (whether cash or other property) by a holder of a debt is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest or amortized OID for tax purposes.

         4.       Withholding

                  All distributions to holders of Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate of up to 30%. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.       Consequences to Holders of Allowed Factory Card Equity Interests

                  Each holder of a Factory Card Equity Interest will be entitled to receive New Common Stock and New Equity Warrants, unless such holder would be entitled to receive ten (10) or less shares of New Common Stock or New Equity Warrants, in which case, such holder shall receive Cash instead of New Common Stock or New Equity Warrants, as applicable.

         1.       Holders Who Receive New Common Stock

                  The receipt of New Common Stock and New Equity Warrants in exchange for a Factory Card Equity Interest will constitute a "recapitalization" for federal income tax purposes. Accordingly, in general, a holder of a Factory Card Equity Interest will not recognize gain or loss upon such exchange.

                  In general, a holder's aggregate tax basis in the New Common Stock and New Equity Warrants received in cancellation of its Factory Card

Equity Interest will equal the holder's aggregate adjusted tax basis in its Factory Card Equity Interest. Such aggregate adjusted tax basis will be allocated between the New Common Stock and New Equity Warrants based on their relative fair market values. In general, the holder's holding period for the New Common Stock and New Equity Warrants received will include the holder's holding period for its Factory Card Equity Interest.

         2.       Holders Who Receive Cash

                  In general, each holder of a Factory Card Equity Interest who receives Cash, in whole or in partial satisfaction of its Equity Interest should recognize gain or loss (subject to the "wash sale" rules discussed below) in an amount equal to the difference between (x) the sum of the amount of Cash and the fair market value of the New Equity Warrants, if any, received and (y) the holder's adjusted tax basis in its Equity Interest. Such gain or loss generally will be capital gain or loss if the holder held its Equity Interest as a capital asset, and will be long-term if held for at least one year.

                  To the extent a loss would otherwise be recognized on the exchange, all or a portion of such loss may be effectively deferred under the "wash sale" rules of the Tax Code. Section 1091(a) of the Tax Code generally provides for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, substantially identical stock or securities. If the Factory Card Equity Interests and the New Equity Warrants are considered "substantially identical" and the exchange of Factory Card Equity Interests for New Equity Warrants and Cash results in a loss to the holder, all or a portion of such loss may be disallowed. The extent to which a loss would be disallowed under the wash sale rules is unclear. Holders of Factory Card Equity Interests should consult their tax advisors.

                  In general, a holder's tax basis in any New Equity Warrants received will equal the fair market value of such warrants plus the amount of loss, if any, disallowed under the wash sale rules. A holder's holding period for the New Equity Warrants will include the holder's holding period for any Factory Card Equity Interests with respect to which a loss was disallowed under the wash sale rules. If no loss is disallowed under the wash sale rules, the holding period for such warrants will begin the day following the issuance thereof.

         3. Ownership and Disposition of New Equity Warrants; Potential for Constructive Distributions

                  A holder of a New Equity Warrant generally will not recognize gain or loss upon the exercise of such warrant. A holder's tax basis in the New Common Stock received upon exercise of a New Equity Warrant generally will be equal to the sum of the holder's tax basis in the New Equity Warrant and the exercise price. The holding period of the New Common Stock received upon exercise of a New Equity Warrant will commence on the day following the exercise of such warrant.

                  If the terms of the New Equity Warrants provide for any adjustment to the number of shares of New Common Stock for which the New Equity Warrants may be exercised or to the exercise price of the New Equity Warrants, such adjustments may, under certain circumstances, result in constructive distributions that could be taxable to holders of New Equity Warrants under
Section 305 of the Tax Code. On the other hand, the absence of an appropriate adjustment could result in constructive distributions that could be taxable to holders of New Common Stock under Section 305 of the Tax Code. Similarly, the absence of an appropriate adjustment with respect to other warrants or options or the Trade Conversion Notes could result in constructive distributions that could be taxable to holders of New Equity Warrants or New Common Stock.

                  Upon the lapse or disposition of a New Equity Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in such warrant. In general, such gain or loss should be a capital gain or loss, long-term or short-term, depending whether the requisite holding period was satisfied.

                  THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

         XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.       LIQUIDATION UNDER CHAPTER 7
         ---------------------------

                  If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in Section VII.C.4 of the Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in, among other things, (i) smaller distributions being made to creditors than those provided for in the Plan because of additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

B.       ALTERNATIVE PLAN OF REORGANIZATION
         ----------------------------------

                  If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

                  The Debtors believe that the Plan enables the Debtors to emerge successfully and expeditiously from chapter 11, preserves their business and allows creditors and equity interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders because a greater return to creditors is provided for in the Plan.

                      XIII. CONCLUSION AND RECOMMENDATION

                  The Debtors and, as evidenced by the letters from the Creditors' Committee and Equity Committee accompanying this Disclosure Statement, both the Creditors' Committee and the Equity Committee believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 5:00 p.m., Pacific Time, on March 13, 2002.

Dated:  Wilmington, Delaware
        February 5, 2002

                        FACTORY CARD OUTLET CORP.,
                        a Delaware corporation

                        By:  /s/ William E. Freeman
                             ------------------------------------------------
                        Name: William E. Freeman
                        Title: President and Chief Executive Officer


                        FACTORY CARD OUTLET OF AMERICA LTD.,
                        an Illinois corporation

                        By:  /s/ William E. Freeman
                             ------------------------------------------------
                        Name: William E. Freeman
                        Title: President and Chief Executive Officer